     As filed with the Securities and Exchange Commission on
                       December 11, 1997
                                        Registration No. 333-
=================================================================
                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                         ----------------
                             FORM S-4
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                         ----------------
                         EnergySouth, Inc.
      (Exact name of Registrant as specified in its charter)

      Alabama                 4924                 58-2358943
  (State or other      (Primary Standard      (I.R.S. Employer
  Jurisdiction of          Industrial          Identification
   Incorporation       Classification Code         Number)
  or Organization)           Number)

                         ---------------

                       2828 Dauphin Street
                      Mobile, Alabama 36606
                         (334) 476-2720
  (Address, Including Zip Code, and Telephone Number, Including
     Area Code, of Registrant's Principal Executive Offices)

                         John S. Davis
                           President
                        EnergySouth, Inc.
                       2828 Dauphin Street
                      Mobile, Alabama 36606
                         (334) 476-2720
  (Address, Including Zip Code, and Telephone Number, Including
     Area Code, of Registrant's Principal Executive Offices)

                            Copies to:

    Robert B. Murphy, Esq.               E.B. Peebles III, Esq.
    Thomas L. Hanley, Esq.               James Dale Smith, Esq.
   Shulman, Rogers, Gandal,           Armbrecht, Jackson, DeMouy,
      Pordy & Ecker, P.A.             Crowe, Holmes & Reeves, L.L.C.
     11921 Rockville Pike                 1300 AmSouth Center
     Rockville, MD 20852                 Mobile, Alabama 36602
       (301) 230-5200                        (334) 432-6751

                         ----------------

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective and the effective time of the merger of the Registrant and Mobile Gas Service Corporation, as described in the Proxy Statement/ Prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

                         ----------------

                 CALCULATION OF REGISTRATION FEE

=====================================================================
                                   PROPOSED   PROPOSED
                                   MAXIMUM    MAXIMUM     AMOUNT
   TITLE OF EACH                   OFFERING   AGGREGATE     OF
CLASS OF SECURITIES  AMOUNT TO BE  PRICE PER  OFFERING  REGISTRATION
  TO BE REGISTERED   REGISTERED(1) SHARE(2)   PRICE(2)      FEE(3)
--------------------------------------------------------------------
Common Stock,
$.01 par value       3,266,666     $37.875  $123,724,970  $36,499
                      Shares
=====================================================================
(1) Based on the number of shares of Mobile Gas Service
    Corporation expected to be outstanding at the effective time of the merger of the Registrant and Mobile Gas Service Corporation, as described in the Proxy Statement/Prospectus
(2) Estimated solely for the purpose of calculating the
    registration fee pursuant to Rule 457(f), based upon the
    average of the high and low prices of the Common Stock of
    Mobile Gas Service Corporation as reported on the Nasdaq
    National Market on December 9, 1997.
(3) Pursuant to Rule 457(b), the registration fee has been
    reduced by $37,050.17, which was paid on November 21, 1997 in connection with the filing by Mobile Gas Service Corporation of preliminary proxy material relating to this transaction.
                         ---------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

==============================================================================

                            PAGE ___ OF ___
                      EXHIBIT INDEX IS ON PAGE ____

                            [Mr. Davis' letterhead]
                              December 12, 1997

Dear Stockholder:

On behalf of our Board of Directors, I cordially invite you to attend the 1998 Annual Meeting of Stockholders of Mobile Gas.

An important purpose of the meeting is to vote on our holding company proposal. As we previously announced, Mobile Gas is proposing to restructure its gas distribution operations and subsidiaries into a holding company structure to provide us with the organizational flexibility needed in a highly competitive environment.

The holding company structure will allow us to make full use of our experience in serving the total energy needs of customers within and beyond the boundaries of our traditional utility service area. We will be able to take advantage of business opportunities in a more timely fashion and compete more aggressively in the open marketplace. And, the holding company structure will allow us to invest in a more broadly defined energy business without the need for regulatory approval for each initiative taken to expand our business.

The new company will be named EnergySouth, Inc., and Mobile Gas will be its most significant subsidiary. The existing utility and non-utility subsidiaries of Mobile Gas will be operated as separate subsidiaries of EnergySouth. The present directors of Mobile Gas will be the directors of EnergySouth.

The creation of a holding company has been approved by the Alabama Public
Service Commission.   We need your approval now.  YOUR VOTE IS VERY IMPORTANT
TO US. Your Board of Directors has unanimously approved the proposal and recommends that stockholders vote FOR it. The holding company structure will be implemented through a merger into Mobile Gas of a subsidiary of EnergySouth formed for the purpose of the reorganization. Your Mobile Gas common stock will be converted into the right to receive shares of EnergySouth common stock when the Merger occurs, at the ratio of three shares of EnergySouth stock for each two shares of Mobile Gas stock that you own immediately before the
Merger.   You will cease to be a stockholder of Mobile Gas at that time and become a stockholder of EnergySouth. If you would otherwise receive a fractional share of EnergySouth stock as a result of the conversion, you will receive instead cash based on the price of Mobile Gas stock before the Merger. Your proportionate ownership interest will not change with this exchange of stock (other than minor differences resulting from the payment of cash for fractional shares).

Enclosed is our Proxy Statement/Prospectus, which includes "Questions and Answers and Summary Information About the Holding Company Proposal and Reorganization." The "Questions and Answers and Summary Information" will answer important questions about how the holding company structure and reorganization will affect you as a stockholder. More details are provided in the Proxy Statement/Prospectus.

If you have any additional questions or need assistance in voting your shares, please call either Mobile Gas, at (334) 450-4638, or Morrow & Co., Inc., which
is assisting in our proxy solicitation, toll free at 1-800-     -      .

Thank you for your confidence in Mobile Gas. We are very enthusiastic about the proposal and are confident we will continue to grow and prosper as a holding company.

Sincerely,

/s/ John S. Davis
John S. Davis
President and Chief Executive Officer

                        MOBILE GAS SERVICE CORPORATION
                             2828 Dauphin Street
                            Mobile, Alabama 36606

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD JANUARY 30, 1998

To the Holders of Common Stock of
     MOBILE GAS SERVICE CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Mobile Gas Service Corporation, an Alabama corporation ("Mobile Gas" or the "Company"), will be held in the Auditorium at the principal office of Mobile Gas, 2828 Dauphin Street, Mobile, Alabama, on Friday, January 30, 1998, at 10:00 o'clock a.m., Central Standard Time, for the purpose of:

1. Considering and acting upon a proposal to approve and adopt an Agreement and Plan of Merger (a copy of which is attached as Appendix A to the accompanying Proxy Statement/Prospectus), to effect a reorganization of the Company into a holding company structure (the "Reorganization") in which (a) the holders of shares of Mobile Gas common stock will become holders of shares of common stock of EnergySouth, Inc., with each two shares of Mobile Gas common stock outstanding being converted into three shares of EnergySouth common stock, (b) EnergySouth will become the parent holding company of Mobile Gas and its existing subsidiaries, and (c) Mobile Gas and those subsidiaries will continue to carry on their utility and other businesses as separate subsidiaries of EnergySouth (the "Reorganization Proposal").

2. Electing four Directors of Mobile Gas to serve for three-year terms expiring at the time of the 2001 Annual Meeting of Stockholders and until their successors shall be duly elected and qualified.

3. Considering and acting upon such other and further business as may properly come before the meeting or any and all adjournments thereof.

If the Agreement and Plan of Merger is adopted by Mobile Gas stockholders and the Merger occurs, a holder of record of Mobile Gas common stock on the record date who dissents and does not vote "FOR "the Reorganization Proposal is entitled to receive payment in cash if that holder follows the procedures provided in Sections 10-2B-13.01 through 10-2B-13.32 of the Alabama Business Corporation Act, attached as Appendix C to the accompanying Proxy
Statement/Prospectus.   Further information regarding voting rights and the
business to be transacted at the meeting is set forth in the annexed Proxy Statement/Prospectus.

The Board of Directors has fixed the close of business on December 12, 1997, as the record date for the determination of holders of the common stock of Mobile Gas entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Mobile Gas common stock at the close of business on December 12, 1997 will be entitled to vote at the meeting.

                                   By Order of the Board of Directors,
                                        G. EDGAR DOWNING, JR.
                                              Secretary
Mobile, Alabama
December 12, 1997

IMPORTANT: EVEN IF YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY, NO MATTER HOW SMALL YOUR HOLDINGS, IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. NO POSTAGE IS REQUIRED ON THE ENCLOSED PROXY IF MAILED WITHIN THE UNITED STATES. IF YOUR SHARES ARE HELD BY A BROKER, BANK OR NOMINEE, IT IS IMPORTANT THAT YOU GIVE THEM YOUR VOTING INSTRUCTIONS.

                              TABLE OF CONTENTS
                                                                     PAGE

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .iii
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . . . . . . iv
QUESTIONS AND ANSWERS AND SUMMARY ABOUT THE HOLDING
COMPANY PROPOSAL AND REORGANIZATION. . . . . . . . . . . . . . . . . . .1
     Summary of Other Selected Information . . . . . . . . . . . . . . .6
INTRODUCTION; PROXIES AND VOTING . . . . . . . . . . . . . . . . . . . .8
PROPOSAL 1: APPROVAL OF HOLDING COMPANY AND ADOPTION OF THE MERGER
AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     REASONS FOR THE HOLDING COMPANY STRUCTURE AND REORGANIZATION. . . 10
     CERTAIN CONSIDERATIONS. . . . . . . . . . . . . . . . . . . . . . 12
THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Merger Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 13
     Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . 14
     Conditions to Effectiveness of the Reorganization . . . . . . . . 14
     Exchange of Stock Certificates; Cash in Lieu of Fractional Shares.14
     Transfer of Mobile Gas Subsidiaries to EnergySouth. . . . . . . . 16
     Dividend Reinvestment and Stock Purchase Plan . . . . . . . . . . 16
     Mobile Gas Employee Stock Plans . . . . . . . . . . . . . . . . . 16
     Amendment or Termination of the Merger Agreement. . . . . . . . . 17
     Listing of EnergySouth Common Stock . . . . . . . . . . . . . . . 17
MOBILE GAS COMMON STOCK MARKET PRICES AND DIVIDENDS. . . . . . . . . . 18
DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
CERTAIN FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . . 19
DESCRIPTION OF ENERGYSOUTH CAPITAL STOCK . . . . . . . . . . . . . . . 20
     Dividends; Repurchase of Shares . . . . . . . . . . . . . . . . . 20
     Liquidation Rights. . . . . . . . . . . . . . . . . . . . . . . . 21
     Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     Transfer Agent and Registrar. . . . . . . . . . . . . . . . . . . 21
INDEMNIFICATION AND LIMITATION OF LIABILITY. . . . . . . . . . . . . . 21
POSSIBLE EFFECTS OF CERTAIN PROVISIONS OF ENERGYSOUTH ARTICLES OF
INCORPORATION AND BYLAWS . . . . . . . . . . . . . . . . . . . . . . . 21
COMPARATIVE STOCKHOLDERS' RIGHTS . . . . . . . . . . . . . . . . . . . 23
     Authorized Shares . . . . . . . . . . . . . . . . . . . . . . . . 23
     Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . 23
     Classified Board. . . . . . . . . . . . . . . . . . . . . . . . . 24
BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
REGULATION OF ENERGYSOUTH AND MOBILE GAS AND CERTAIN SUBSIDIARIES
     Regulation of EnergySouth . . . . . . . . . . . . . . . . . . . . 25
     Regulation of Mobile Gas and Certain Subsidiaries . . . . . . . . 26
RIGHT OF DISSENTING STOCKHOLDERS TO RECEIVE PAYMENT FOR SHARES . . . . 26
MANAGEMENT OF ENERGYSOUTH
     Directors of EnergySouth. . . . . . . . . . . . . . . . . . . . . 27
     Officers of EnergySouth . . . . . . . . . . . . . . . . . . . . . 27
OTHER INFORMATION
     Validity of EnergySouth Common Stock. . . . . . . . . . . . . . . 28
     Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
PROPOSAL 2: ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . . . 28
INFORMATION REGARDING THE BOARD OF DIRECTORS . . . . . . . . . . . . . 31
REPORTS UNDER SECTION 16 OF THE SECURITIES AND EXCHANGE ACT. . . . . . 32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . 33
EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . 34
COMPENSATION AND PLANNING COMMITTEE REPORT . . . . . . . . . . . . . . 37
     Compensation Committee Interlocks and Insider Participation . . . 38
MOBILE GAS SERVICE CORPORATION STOCK PERFORMANCE GRAPH . . . . . . . . 39
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS . . . . . . . . . . . 39
STOCKHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . 40
POSSIBLE ADJOURNMENT OF MEETING. . . . . . . . . . . . . . . . . . . . 40
OTHER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
APPENDIX A
     AGREEMENT AND PLAN OF MERGER. . . . . . . . . . . . . . . . . . . A-1
APPENDIX B
     ARTICLES OF RESTATEMENT OF THE ARTICLES OF INCORPORATION
     OF ENERGYSOUTH, INC . . . . . . . . . . . . . . . . . . . . . . . B-1
APPENDIX C
     SECTIONS 10-2B-13.01 THROUGH 10-2B-32 OF THE ALABAMA BUSINESS
     CORPORATION ACT . . . . . . . . . . . . . . . . . . . . . . . . . C-1

                                Proxy Statement
                                       of
                         MOBILE GAS SERVICE CORPORATION
                                      and
                                  Prospectus
                                      for
                               ENERGYSOUTH, INC.
                     Common Stock, $.01 par value per share

This Proxy Statement/Prospectus is being furnished to holders of outstanding shares of common stock, $.01 par value per share ("Mobile Gas Common Stock") of Mobile Gas Service Corporation, an Alabama corporation ("Mobile Gas" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Mobile Gas for use at the Annual Meeting of Stockholders of Mobile Gas to be held on January 30, 1998 (the "Annual Meeting"), commencing at 10:00 a.m. in the Auditorium at the principal office the Company, 2828 Dauphin Street, Mobile, Alabama, and at any adjournments or postponements thereof. This Proxy Statement/Prospectus also constitutes the Prospectus of EnergySouth, Inc., an Alabama corporation ("EnergySouth"), relating to the offer and issuance of shares of common stock, par value $.01 per share, of EnergySouth ("EnergySouth Common Stock"), pursuant to an Agreement and Plan of Merger, dated as of December 10, 1997 (the "Merger Agreement"), a copy of which is attached as Appendix A to this Proxy Statement/Prospectus. The Merger Agreement generally provides for a merger ("Merger") in which outstanding shares of Mobile Gas Common Stock would be converted into shares of EnergySouth Common Stock as part of a reorganization of the Company into a holding company structure (the "Reorganization"). Upon effectiveness of the Merger, every two shares of Mobile Gas Common Stock will automatically be converted into, and, without any action on the part of the holders thereof become, three shares of EnergySouth Common Stock, with fractional interests being settled in cash.

The Board of Directors of Mobile Gas has unanimously approved the Reorganization proposal. As a result of the Reorganization, EnergySouth would become a holding company owned by the former holders of Mobile Gas Common Stock; EnergySouth would become the sole owner of the stock of Mobile Gas; Mobile Gas would continue to carry on its utility business as a subsidiary of EnergySouth; and existing Mobile Gas subsidiaries would become separate subsidiaries of EnergySouth.

The Reorganization cannot be completed unless the holders of at least two-thirds of the Mobile Gas Common Stock approve and adopt the Merger Agreement. The Board of Directors of Mobile Gas believes that the Reorganization is in the best interests of Mobile Gas and its stockholders, and recommends that stockholders vote "FOR" the Reorganization at the Annual Meeting.

Directors of Mobile Gas will also be elected at the Annual Meeting; these persons also serve as the directors of EnergySouth and would continue to do so after the Reorganization.

This Proxy Statement/Prospectus and form of proxy are first being mailed to the stockholders of Mobile Gas on or about December 12, 1997.

The principal executive offices of Mobile Gas are located at 2828 Dauphin Street, Mobile, Alabama 36606, and its telephone number is (334) 476-2720. EnergySouth's principal executive offices are at the same address; its telephone number is (334) 450-4774.
                       _______________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OF OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.   ANY
REPRESENTATION TO  THE CONTRARY IS A CRIMINAL OFFENSE.
                        _______________________________

          This Proxy Statement/Prospectus is dated December 12, 1997.

                            AVAILABLE INFORMATION

Mobile Gas is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with
the Securities and Exchange Commission (the "Commission").   Such reports,
proxy statements and other information concerning Mobile Gas may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, where copies may be obtained at prescribed rates, as well as at the following regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information
regarding Mobile Gas.   Mobile Gas common stock is listed on the NASDAQ
National Market. Copies of reports, proxy statements and other information concerning Mobile Gas may also be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W.,
Washington, D.C.  20006.   Following the Merger, EnergySouth will file such
reports and information under the Exchange Act with the Commission and with
the NASD.   Upon completion of the Merger, the class of Mobile Gas Common
Stock will be withdrawn from listing and registration under the Exchange Act.

EnergySouth has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission with respect to the shares of EnergySouth Common Stock to be issued in the Merger. This Proxy Statement/Prospectus constitutes the prospectus of EnergySouth that is filed as part of such Registration Statement. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained in the Registration Statement and reference is hereby made to the Registration Statement for further information with respect to EnergySouth and the EnergySouth Common Stock.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following document filed with the Commission by Mobile Gas (File No. 0-234) accompany this Proxy Statement/Prospectus and is incorporated herein by reference and made a part hereof:

Mobile Gas's Annual Report on Form 10-K for the fiscal year ended
September 30, 1997.

All reports and other documents filed by Mobile Gas after the date of this Proxy Statement/Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates
of filing of such reports or documents.   Any statement contained herein or in
a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in another document which also is or is deemed to be incorporated by reference
herein modifies or supersedes such statement.   Any statement so modified or
superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE OTHER DOCUMENTS RELATING TO MOBILE GAS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS, INCLUDING EXHIBITS WHICH ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THOSE DOCUMENTS (BUT EXCLUDING EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO THOSE DOCUMENTS), ARE AVAILABLE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROXY
STATEMENT/PROSPECTUS IS DELIVERED.   WRITTEN OR TELEPHONE REQUESTS SHOULD BE
DIRECTED TO MOBILE GAS SERVICE CORPORATION, 2828 DAUPHIN STREET, MOBILE, ALABAMA 36606, ATTENTION: CHARLES P. HUFFMAN, VICE PRESIDENT, CHIEF FINANCIAL
OFFICER AND TREASURER; (334) 450-4638.   IN ORDER TO ASSURE TIMELY DELIVERY OF
THE INCORPORATED DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY
January 23, 1998.

No person has been authorized to give any information or make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if so given or made, such information or representation must not be relied upon as having been authorized by the Company or EnergySouth. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation.

Neither the delivery of this Proxy Statement/Prospectus nor the distribution of securities hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Mobile Gas or EnergySouth since the date hereof or that the information herein or in the documents incorporated herein by reference is correct as of any time subsequent to the date hereof or the dates thereof.

              QUESTIONS AND ANSWERS AND SUMMARY INFORMATION ABOUT
                THE HOLDING COMPANY PROPOSAL AND REORGANIZATION

The following Questions and Answers and Summary Information highlight selected information about the holding company proposal and proposed Reorganization, and may not contain all of the information that is important to you. For a more complete discussion of the holding company proposal and the proposed Reorganization, you should carefully read this entire document and the attached appendices and the documents referred to in this document. For example, the Agreement and Plan of Merger attached to this Proxy Statement/Prospectus as Appendix A provides for the Merger which is part of the proposed Reorganization, and EnergySouth's restated articles of incorporation (Appendix B attached hereto) set out, among other things, provisions governing certain rights of EnergySouth's stockholders. See also "AVAILABLE INFORMATION" on page iv of this Proxy Statement/Prospectus.

1.  What is the Holding Company Proposal? Why is it Being Proposed?

Mobile Gas is proposing a corporate reorganization into a holding company structure in which Mobile Gas stockholders would become stockholders of a new holding company called EnergySouth, Inc. After the Reorganization, Mobile Gas would continue to operate its present utility business as a subsidiary of EnergySouth, and the existing subsidiaries of Mobile Gas would be transferred to and become subsidiaries of EnergySouth.

The Reorganization is intended to give Mobile Gas the financial and regulatory flexibility to compete more effectively in the increasingly competitive energy industry. The holding company structure would allow the Company to pursue unregulated business, and to act more rapidly in an industry where unregulated competitors do not have the same constraints as regulated entities. We also believe that a holding company structure should provide greater opportunities for growth and enhanced values, greater flexibility in developing new businesses, and greater flexibility regarding the timing, method and amount of financings and acquisitions, through the separation of the utility and non-utility businesses of Mobile Gas. The holding company would also make it possible for the Company to pursue utility business outside the State of Alabama, which Mobile Gas cannot do under its present structure.

The Board of Directors of Mobile Gas has unanimously approved the holding company proposal and the Reorganization and believes their adoption is in the best interests of Mobile Gas and its stockholders. The Board recommends that you vote "FOR" the approval and adoption of the Agreement and Plan of Merger at the Annual Meeting.

2. What will the EnergySouth Holding Company Structure Look Like? What Type of Businesses will EnergySouth Engage in?

The following chart shows our present and proposed structures:

                       CURRENT CORPORATE STRUCTURE







                    PROPOSED HOLDING COMPANY STRUCTURE








In addition to becoming the parent holding company of Mobile Gas, EnergySouth would own the present Mobile Gas subsidiaries, which are engaged in businesses which include gas pipeline transportation and storage, marketing and other energy-related services. EnergySouth will also be able to invest in certain other businesses and ventures that should strengthen the ability of the Company to provide total energy services in an increasingly competitive marketplace.

3.  What is the Reorganization?

The Reorganization is the means by which the new holding company structure will be established. It would take place in two steps. First, if stockholders approve the holding company proposal and adopt the related Agreement and Plan of Merger at the Annual Meeting, Mobile Gas and EnergySouth will carry out a merger (the "Merger") in which Mobile Gas stockholders will become holders of EnergySouth common stock on the basis of three shares of EnergySouth for every two shares of Mobile Gas (with cash being paid for fractional shares). As soon as practicable following the Merger, current Mobile Gas subsidiaries will be transferred to EnergySouth, so that they will be subsidiaries of the holding company instead of Mobile Gas.

4. If My Shares are Registered in My Name, Will I Have to Send in My Mobile Gas Stock Certificates to Get New EnergySouth Certificates?

Yes, but not now. You will have to send in your Mobile Gas stock certificates later in order to get the EnergySouth stock and/or cash in lieu of fractional shares that you are entitled to receive, as well as any dividends declared by EnergySouth after the Merger. HOWEVER, you should not send any stock certificates now. If the Merger is approved and becomes effective, you will automatically be sent instructions on how to surrender your Mobile Gas stock certificates, so that you can receive new EnergySouth stock certificates representing three shares of EnergySouth Common Stock for each two shares of Mobile Gas Common Stock that you owned immediately before the Merger. If you would otherwise receive a fractional share of EnergySouth Common Stock as a result of this three-for-two conversion, you will receive cash in lieu of the fractional share, equal to two-thirds of the average of the closing prices for Mobile Gas Common Stock on the Nasdaq National Market for the 5 business days preceding the Merger.

5. My Shares are Held in My Broker's Name. How Do I Vote on the Merger Agreement and Exchange My Shares?

Copies of the Proxy Statement/Prospectus have been sent to your broker, who will forward one to you. The broker will request instruction from you as to how you want your shares to be voted, and the broker will vote your shares according to your instructions. If the Merger becomes effective, instructions on surrendering the Mobile Gas stock held in your brokerage account, to effect the exchange of such stock for EnergySouth Common Stock, will be sent to your broker.

6.  When will the Reorganization Occur?

We expect the Reorganization to occur in the first quarter of 1998, assuming stockholder approval of the Reorganization at the Annual Meeting.

7. Where will My EnergySouth Common Stock be Traded? What will be the Ticker Symbol?

EnergySouth Common Stock will be traded on the Nasdaq National Market, and will trade under the ticker symbol "ENSI".

Mobile Gas Common Stock is presently principally traded on the Nasdaq National Market. The reported closing price for Mobile Gas common stock on December 9,
1997 was $38.25.   After the Reorganization, all of the Mobile Gas Common
Stock will be owned by EnergySouth and will no longer be eligible for trading and quotation on the Nasdaq National Market.

8.  Will My Dividends be Affected?

While future dividends on EnergySouth Common Stock will depend on the earnings, financial condition and capital requirements of EnergySouth and its subsidiaries, and the dividends Mobile Gas and other EnergySouth subsidiaries may pay to EnergySouth, the Company expects to continue the current Mobile Gas policy of paying an appropriate percentage of earnings to stockholders. The long-term debt instruments of Mobile Gas contain certain debt to equity ratio requirements and restrictions on the payment of cash dividends, which will
continue in effect after the Reorganization.   EnergySouth presently expects
to pay quarterly per-share common stock dividends at least equal to two-thirds of the dividend most recently declared on Mobile Gas Common Stock (to take into account the three-for-two ratio for conversion of Mobile Gas Common Stock into EnergySouth Common Stock), and to pay dividends on approximately the same schedule as dividends have been paid on Mobile Gas Common Stock.
(SEE PAGES 12 and 19)

9.  What are the Federal Income Tax Consequences to Mobile Gas Stockholders?

If a stockholder exchanges solely Mobile Gas Common Stock solely for EnergySouth Common Stock, that stockholder will not recognize any gain or loss under Federal income tax laws. A stockholder who receives cash in lieu of a fractional share will be treated as if Mobile Gas had issued a fractional share to the stockholder and then immediately redeemed the fractional share for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of the Mobile Gas Common Stock allocable to such fractional share, had it actually been issued. Such gain or loss will be capital gain or loss if such stockholder's Mobile Gas common stock was held as a capital asset, and any such capital gain or loss would generally be either short-term, mid-term or long-term capital gain or loss, depending on such stockholder's holding period for the Mobile Gas Common Stock. If the holding period is not more than 12 months, such gain or loss is considered short-term, if more than 12 months but not more than 18 months, such gain or loss is considered mid-term, and if more than 18 months, such gain or loss is considered long-term. (SEE PAGES 19-20)

10.  Who Will Manage the Holding Company?

The directors of Mobile Gas at the time of the Reorganization will also be the directors of EnergySouth. Certain of the existing officers of Mobile Gas will also serve as officers of EnergySouth. John S. Davis will be president and chief executive officer and a director of EnergySouth, and will continue as president and chief executive officer and a director of Mobile Gas. Charles Huffman will be vice president, treasurer and chief financial officer of EnergySouth, and will continue to hold those offices with Mobile Gas, and G. Edgar Downing, Jr. will be vice president, general counsel and secretary of EnergySouth, and will continue to hold those offices with Mobile Gas.
(SEE PAGE 27)

11.  How will My Participation in the Dividend Reinvestment Plan be Affected?

The Dividend Reinvestment and Stock Purchase Plan of Mobile Gas (the "DRIP") will be amended to become the Dividend Reinvestment and Stock Purchase Plan of EnergySouth. All shares of Mobile Gas Common Stock held under the DRIP will be automatically exchanged for shares of EnergySouth Common Stock, at the ratio of three shares of EnergySouth Common Stock for each two shares of Mobile Gas Common Stock held. Accounts in the Plan will be credited for fractional shares. The Dividend Reinvestment and Stock Purchase Plan will be continued with EnergySouth Common Stock after the Reorganization.

12.  What do I Need to do Now?

Just mail your signed proxy card in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented at the Annual Meeting. The meeting will take place on January 30, 1998 in the Mobile Gas Auditorium at 2828 Dauphin Street, Mobile, Alabama. Do not send in the certificates representing your shares of Mobile Gas stock until you receive a letter informing you that the Merger has been completed and instructing you what to do.

13. What Stockholder Vote is Required for Approval of the Holding Company Proposal and the Reorganization?

Holders of record of Mobile Gas Common Stock on December 12, 1997 are entitled to vote at the Annual Meeting. Two-thirds of the outstanding shares of Mobile Gas Common Stock must be voted "For" Proposal 1 at the Annual Meeting in order to approve the holding company proposal and the Merger.

14.  Who Can I Call if I Have any Questions?

We have set up a special number for you. You are welcome to call either the Company, at (334) 450-4638, or Morrow & Co., Inc., which is assisting in our proxy solicitation, toll free at 1-800-662-5200.

                     SUMMARY OF OTHER SELECTED INFORMATION

Certain Considerations (See Pages 12-13)

Certain factors for your consideration in determining whether to vote "For" the Reorganization proposal and to approve and adopt the related Merger Agreement are discussed under "Proposal 1: Approval of Holding Company Structure and Adoption of the Merger Agreement--Certain Considerations."

Regulatory Approval (See Page 14)

The Alabama Public Service Commission approved the holding company reorganization by an order dated November 17, 1997.

Conditions to the Merger (See Page 14)

Completion of the Merger depends on the satisfaction of certain conditions, including: (a) receipt of required regulatory approvals; (b) stockholder approval at the Annual Meeting; (c) satisfaction of all conditions for EnergySouth Common Stock to be approved for listing on the Nasdaq National Market; and (d) EnergySouth's Restated Articles of Incorporation (see Appendix B to this Prospectus/Proxy Statement) being effective at or before the time of the Merger.

Certain Other Consequences of Stockholder Adoption of the Merger Agreement (See Pages 16-17 and 21-23)

The Merger Agreement provides that after the Merger, shares of EnergySouth Common Stock and EnergySouth stock options (instead of Mobile Gas Common Stock and stock options) will be issued, granted or awarded by EnergySouth under the Mobile Gas stock option plan, which has been previously approved by Mobile Gas stockholders. In addition, shares of EnergySouth Common Stock (instead of Mobile Gas Common Stock) will be issued after the Reorganization under the Dividend Reinvestment and Stock Purchase Plan.

Since the Merger Agreement is conditioned on EnergySouth's restated articles of incorporation being effective at the time of the Merger, a vote by Mobile Gas stockholders for adoption of Proposal 1 and the Merger Agreement will constitute approval of EnergySouth's Restated Articles of Incorporation. EnergySouth's Board of Directors will adopt EnergySouth's by-laws prior to the Reorganization. These documents will govern certain rights of EnergySouth's stockholders after the Reorganization.

Amendment or Termination of the Merger Agreement (See Page 18)

The respective Boards of Directors of Mobile Gas and EnergySouth may amend any of the terms of the Agreement and Plan of Merger at any time before or after its adoption by Mobile Gas stockholders. No amendment, however, may materially and adversely affect the rights of the stockholders of Mobile Gas.

The Merger Agreement may be terminated and the Merger abandoned at any time before or after stockholders adopt the Merger Agreement, if the Mobile Gas Board of Directors determines that the completion of the Merger would not be in the best interests of Mobile Gas or its stockholders.

Comparative Stockholders' Rights (See Pages 23-24)

When the Merger is completed, holders of Mobile Gas Common Stock will automatically become holders of EnergySouth Common Stock, and their rights will be governed by EnergySouth's restated articles of incorporation and by-laws instead of those of Mobile Gas.

EnergySouth's restated articles of incorporation will give EnergySouth broad corporate powers to engage in any lawful activity for which a corporation may be formed under Alabama law, and include certain conditions with respect to transactions with certain stockholders which are not included in the articles of incorporation of Mobile Gas. In addition, the restated articles of incorporation of EnergySouth provide that the directors of EnergySouth may designate the rights and preferences of preferred stock and issue such stock without further approval by EnergySouth stockholders. Certain other differences between the rights of holders of EnergySouth Common Stock and those of holders of Mobile Gas Common Stock are summarized on pages 22-23.

Regulation of EnergySouth and Mobile Gas (See Pages 25-26)

Following the Reorganization, EnergySouth, as the parent company of Mobile Gas, will not be subject to regulation by the Alabama Public Service Commission. Mobile Gas will continue to be regulated by the PSC as before. Mobile Gas currently is not subject to the federal Public Utility Holding Company Act of 1935. When the Reorganization occurs, EnergySouth will become a "public utility holding company" and will file an exemption statement with the Commission to exempt it and each of its subsidiaries from that Act (except for those provisions requiring approval of certain acquisitions and investments).

Statutory Dissenters' Rights (See Pages 26-27 and Appendix C to this Proxy Statement/Prospectus)

Shareholders of Mobile Gas who comply with the requirements of Sections 10-2B-13.01 through 10-2B-13.32 of the Alabama Business Corporation Act will, if the proposed Merger is consummated, be entitled to dissenters' rights of appraisal with respect to their shares of Mobile Gas common stock. See "Right of Dissenting Stockholders to Receive Payment for Shares" in the following Proxy Statement/Prospectus and Appendix C attached hereto for a description of the procedures required to be followed to perfect such rights.

                       INTRODUCTION; PROXIES AND VOTING

This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Mobile Gas Service Corporation ("Mobile Gas" or the "Company") of proxies for use at the Annual Meeting of
Stockholders of Mobile Gas to be held on January 30, 1998.   Only holders of
record of the Company's common stock, par value $.01 per share ("Mobile Gas Common Stock") on December 12, 1997 (the "Record Date") are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements thereof.

The proxy accompanying this Proxy Statement/Prospectus, even if executed and returned, may be revoked by the person executing it if it has not yet been exercised. To revoke a proxy, the stockholder must file with the Secretary of Mobile Gas either a written revocation or a duly executed proxy bearing a later date.

In addition, any stockholder entitled to vote may attend the Annual Meeting
and vote whether or not such stockholder has submitted a signed proxy.   All
shares represented by proxies which have been duly executed and returned will be voted at the Annual Meeting and, where a choice has been specified in the proxies, the shares will be voted in accordance with the specification so
made.   In the absence of specifications to the contrary, such executed proxies will be voted FOR Proposal 1, and for each director nominated in Proposal 2.

As of the close of business on the Record Date, there were 3,239,104 shares
of Mobile Gas Common Stock outstanding.   Each share is entitled to one vote.
Only holders of record of Mobile Gas Common Stock on the Record Date are entitled to vote at the Annual Meeting or any adjournments or postponements thereof, except for participants in the Mobile Gas Service Corporation Dividend Reinvestment and Stock Purchase Plan, who are entitled to vote shares held for their accounts by the agent under such Plan. Shares held in the name of the trustee under the Mobile Gas Employee Savings Plan may be voted by such trustee upon the instructions of participants in such Plan.

Mobile Gas will bear the cost of solicitation of proxies.   In addition to the
use of the mails, proxies may be solicited personally or by telephone by
directors, officers and employees of Mobile Gas.   Such directors, officers
and employees of Mobile Gas receive no compensation therefor other than their
regular remuneration.   Also, Mobile Gas will reimburse brokers, bank nominees
and other institutional holders for their reasonable out-of-pocket expenses in forwarding proxy soliciting material to the beneficial owners of Mobile Gas
Common Stock.   In addition, Mobile Gas has retained Morrow & Co., Inc. to aid in the solicitation of proxies at a fee not to exceed $7,500 plus reimbursement for out-of-pocket expenses incurred by that firm on behalf of Mobile Gas.

The proposal for adoption of the holding company structure and the Merger Agreement is considered "non-discretionary," and brokers who have received no instructions from their clients do not have the authority to vote thereon.
All abstentions and broker non-votes will be counted towards the establishment
of a quorum.   For purposes of determining whether the holding company
proposal and the Merger Agreement have been adopted, an abstention or broker non-vote WILL NOT be counted as a vote in favor of adoption of the holding company proposal and the Merger Agreement and, as a result, will have the effect of a vote AGAINST Proposal 1.

The affirmative vote of two-thirds of the outstanding shares of Mobile Gas
Common Stock will be required to approve Proposal 1.   Votes withheld in
connection with the election of one or more of the nominees for director will
not be counted as votes cast for or against such individuals.   The vote of a
plurality of the shares of Mobile Gas Common Stock cast is required for the election of directors.

THE BOARD OF DIRECTORS OF MOBILE GAS HAS UNANIMOUSLY APPROVED THE HOLDING COMPANY STRUCTURE AND APPROVED AND ADOPTED THE MERGER AGREEMENT, BELIEVES THE HOLDING COMPANY STRUCTURE AND THE RELATED REORGANIZATION TO BE IN THE BEST INTERESTS OF MOBILE GAS AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE HOLDERS OF MOBILE GAS COMMON STOCK VOTE IN FAVOR OF ADOPTION OF THE HOLDING COMPANY PROPOSAL AND THE MERGER AGREEMENT AS DISCUSSED IN PROPOSAL 1.

IN ADDITION, THE BOARD OF DIRECTORS OF MOBILE GAS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES NAMED IN PROPOSAL 2.

                                  PROPOSAL 1

               APPROVAL OF HOLDING COMPANY STRUCTURE AND ADOPTION
                            OF THE MERGER AGREEMENT

The Board of Directors of Mobile Gas unanimously believes that it is in the best interests of Mobile Gas and its stockholders to reorganize Mobile Gas and its subsidiaries (the "Reorganization") so that Mobile Gas will become a separate subsidiary of a new parent holding company, with the present holders of Mobile Gas common stock, $.01 par value per share ("Mobile Gas Common Stock"), becoming the holders of the common stock of the new parent holding company, and the present subsidiaries of Mobile Gas becoming subsidiaries of the new holding company.

To carry out the Reorganization, Mobile Gas has caused to be incorporated two Alabama corporations, EnergySouth, Inc. ("EnergySouth") and MBLE Merger Co., Inc. ("Mergerco"), each of which now has a nominal amount of stock outstanding
and no present business or properties of its own.   All of the currently
outstanding shares of EnergySouth's common stock, par value $.01 per share ("EnergySouth Common Stock"), are owned by Mobile Gas, and all of the currently outstanding shares of Mergerco are owned by EnergySouth.

The respective Board of Directors of each of Mobile Gas, EnergySouth and Mergerco have approved and adopted the Merger Agreement, which provides for the merger of Mobile Gas and Mergerco (the "Merger"), subject to adoption of an Agreement and Plan of Merger (" Merger Agreement") by Mobile Gas
stockholders and the satisfaction of other conditions.   The Merger Agreement
is attached to this Proxy Statement/Prospectus as Appendix A and is
incorporated herein by reference.   As a result of the Merger, Mobile Gas
would become a subsidiary of EnergySouth through the conversion of the outstanding shares of Mobile Gas Common Stock into shares of EnergySouth Common Stock on the basis of three shares of EnergySouth Common Stock for each two shares of Mobile Gas Common Stock (with cash being paid for fractional shares resulting from the conversion).

After the Merger, the existing subsidiaries of Mobile Gas will be transferred
to EnergySouth and become subsidiaries of EnergySouth.   See "THE
REORGANIZATION--Transfer of Mobile Gas Subsidiaries to EnergySouth."

Mobile Gas is subject to regulation by the Alabama Public Service Commission
(the "PSC").   On November 17, 1997, the PSC issued its order (the "PSC
Order") approving the proposed holding company reorganization.

         REASONS FOR THE HOLDING COMPANY STRUCTURE AND REORGANIZATION

General

The proposed holding company structure is intended to provide Mobile Gas and its subsidiaries with the financial and regulatory flexibility to compete more
effectively in an increasingly competitive energy industry.   Relaxing
constraints and eliminating time-lags associated with regulatory decisions should allow the Company to move more rapidly to meet competition in an industry where unregulated competitors do not have the same constraints as
regulated entities.   The Board of Directors of Mobile Gas believes that a
holding company structure will provide greater opportunity for growth and enhanced values, and greater flexibility in developing and operating new businesses and greater flexibility regarding the timing, method and amount of financings and acquisitions, through the separation of the new holding company's utility and non-utility businesses and relaxed constraints on
unregulated activities.   The Board believes that such a separation between
utility and non-utility businesses will serve to protect the financial integrity of the utility business from risks involved in non-utility businesses and ventures, and provide greater flexibility regarding the timing, method and amount of financings and acquisitions.

Flexibility of Utility and Non-Utility Businesses

As a regulated utility, Mobile Gas operates under the regulatory constraints
of the PSC which can limit investments in unregulated operations.   This is a
significant constraint on the Company's ability to move rapidly in an increasingly competitive environment.

As part of the Reorganization, the current subsidiaries of Mobile Gas will be
transferred to and become separate subsidiaries of EnergySouth.   Mobile Gas
needs the financial and regulatory flexibility provided by this holding company structure to operate in the changing environment and successfully address the new levels of competition.

As many in the energy industry believe, the new competitive environment may lead to additional consolidation, vertical expansion, and other strategic alliances, as energy companies may be required to offer a full range of energy services to compete effectively in order to retain and attract customers.
For example, consolidations between Mobile Gas and other operating utilities (e.g., through merger and/or acquisition) could result in economies of scale and synergies by enabling the consolidated company to take advantage of common
needs and complementary strengths.   The Company cannot presently pursue
utility business outside the state of Alabama. The holding company would make it possible for the Company to acquire utility operations in adjacent states, subject to any required approval by the Securities and Exchange Commission. See "REGULATION OF ENERGYSOUTH AND MOBILE GAS AND CERTAIN SUBSIDIARIES -- Regulation of EnergySouth" below.

EnergySouth will continue to seek to invest in the Company's current lines of business, such as pipeline transportation, gas storage and energy marketing and other energy-related activities. Although EnergySouth has not identified other specific business opportunities, it believes that such activities would likely be related or complementary to the energy industry. Under a holding company structure, EnergySouth should be able to take advantage of opportunities in a timely fashion and compete more effectively against other
energy companies.   As a non-utility, EnergySouth should not be required to
obtain PSC approval for investments in non-utility businesses, would not be subject to the limitations imposed under certain provisions of Alabama law applicable to Mobile Gas as a regulated utility, and thus should be able to compete more effectively against other entities not subject to such regulatory constraints.

Financing Flexibility

After the Reorganization, financing of unregulated activities of EnergySouth
and its non-utility subsidiaries will not require PSC approval.   In addition,
the capital structure of each non-utility subsidiary may be appropriately
tailored to suit its individual business.   Also, under the holding company
structure, EnergySouth would not need PSC approval to issue debt or equity securities to finance the acquisition of the stock or assets of other
companies.   The ability to raise capital for acquisitions without prior PSC approval should allow competition on a level basis with other potential
acquirors, some of which are already holding companies.   Under a holding
company structure, the issuance of debt or equity securities by EnergySouth to finance the acquisition of the stock or assets of another company should not adversely affect the capital of Mobile Gas devoted to and available for its regulated utility operations.

                            CERTAIN CONSIDERATIONS

Future Performance of EnergySouth Common Stock Cannot Be Assured

The purpose of the Reorganization is to establish a holding company structure that will enhance the Company's ability to take advantage of business
opportunities, including those outside of the Company's present markets.   The
Board of Directors believes the Reorganization and holding company structure to be in the best interests of Mobile Gas and its stockholders.
Nevertheless, the success of EnergySouth in realizing its goals and the future performance of EnergySouth Common Stock cannot be assured.

Initial EnergySouth Common Stock Dividends Will Depend Primarily on Dividends Paid by Mobile Gas

EnergySouth does not now, nor will it immediately after the Reorganization, conduct directly any business operations from which it will derive any
revenues.   EnergySouth plans to obtain funds for its own operations from dividends paid to EnergySouth by its subsidiaries, and possibly from sales of
securities or debt incurred by EnergySouth.   Initially dividends on
EnergySouth Common Stock will depend primarily upon the earnings, financial condition and capital requirements of Mobile Gas, and the dividends that Mobile Gas pays to EnergySouth. In the future, dividends from EnergySouth's subsidiaries other than Mobile Gas may be a more significant source of funds
for dividend payments by EnergySouth.   In addition, although it has no
present intention to do so, EnergySouth may issue preferred stock in the future to meet its capital requirements. See "COMPARATIVE STOCKHOLDERS'
RIGHTS -- Preferred Stock" below.   Such preferred stock could have
preferential dividend rights over EnergySouth's Common Stock.

EnergySouth presently expects to pay quarterly dividends on EnergySouth Common Stock at least equivalent to the rate (taking into account the three-for-two ratio for conversion of Mobile Gas Common Stock into EnergySouth Common Stock in the Merger), and on approximately the same schedule, as the dividend most recently declared by the Company on Mobile Gas Common Stock. While future dividends will depend on the earnings, financial condition and capital requirements of Mobile Gas and its other subsidiaries, EnergySouth presently expects to continue a policy of paying an appropriate percentage of its earnings to stockholders.

Subsidiary Businesses May Involve Greater Risk

The Company's principal subsidiaries participate and own investments in gas pipeline transportation, natural gas storage, marketing and other energy-related services. Mobile Gas will transfer these subsidiaries and investments to EnergySouth as soon as practicable following the Reorganization.

It is the current intention of EnergySouth that its subsidiaries will include non-utility companies which will engage primarily in energy-related businesses which will not be regulated by state or federal agencies which regulate public
utilities.   Such businesses may encounter competitive and other factors not previously experienced by Mobile Gas, and may have different, and perhaps greater, investment risks than those involved in the regulated natural gas
utility business of Mobile Gas.   There can be no assurance, however, that
such businesses will be successful or, if unsuccessful, that they will not
have a direct or indirect adverse effect on EnergySouth.   As is the case now,
any losses incurred by such businesses will not be recoverable in utility rates of Mobile Gas.

Earnings from Mobile Gas subsidiaries were $1.1 million, or 34 cents per share in fiscal 1997, $.6 million, or 19 cents per share in 1996, and $.3 million, or 10 cents per share in 1995, which amounts represented 13.8%, 6.9% and 7.7% of consolidated net income of the Company and its subsidiaries in 1997, 1996 and 1995, respectively. Mobile Gas's total equity investment in these businesses, computed as a percentage of total consolidated equity, was 23.6%, 21.5% and 20.0% as of September 30, 1997, 1996 and
1995, respectively.

EnergySouth will obtain funds to invest in non-utility subsidiaries and other businesses from dividends it receives from Mobile Gas, borrowings and other financings, and dividends EnergySouth may in the future receive from its other subsidiaries. There can be no assurance that the subsidiaries will have earnings or pay any dividends to EnergySouth in the foreseeable future.

Reorganization May Have Certain Anti-Takeover Effects.

Certain provisions of the EnergySouth Articles and Bylaws are not included in the Mobile Gas Articles and/or By-Laws and may be deemed to have anti-takeover
effects.   These provisions include those permitting the issuance of stock in a manner which could be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might believe to be in its best interest, including takeover attempts that might
result in a premium over the market price for EnergySouth Common Stock.   Such
provisions might also adversely affect the market price of EnergySouth Common Stock.

                              THE REORGANIZATION

Merger Agreement

The Merger Agreement has been unanimously adopted by the Boards of Directors of Mobile Gas and EnergySouth and is subject to approval and adoption by the holders of at least two-thirds of the outstanding shares of Mobile Gas Common
Stock.  See "Vote Required" below.   In the Merger,

     (i) each two shares of Mobile Gas Common Stock outstanding immediately prior to the effective time of the Merger will be converted into three new shares of EnergySouth Common Stock, with cash being paid for fractional shares,

     (ii) EnergySouth will become the owner of all outstanding Mobile Gas Common Stock, and

     (iii) the shares of EnergySouth Common Stock held by Mobile Gas immediately prior to the Merger will be cancelled.

As a result, upon completion of the Merger, EnergySouth will become a holding company, Mobile Gas will become a wholly-owned subsidiary of EnergySouth, and all of the EnergySouth Common Stock outstanding immediately after the Merger will be owned by the former holders of Mobile Gas Common Stock outstanding
immediately prior to the Merger.   In connection with the Reorganization, the
existing subsidiaries Mobile Gas will be transferred to EnergySouth and become subsidiaries of EnergySouth.

Debt of Mobile Gas will remain unchanged and will continue as outstanding obligations of Mobile Gas after the Reorganization.

Vote Required

Under Alabama law, the affirmative vote of the holders of record on the record date of two-thirds of the outstanding shares of Mobile Gas Common Stock is required to approve the Reorganization proposal and adopt the Merger Agreement. Because the requirement for this proposal is the affirmative vote of two-thirds of the outstanding shares, broker non-votes and abstentions will have the effect of a "no" vote.

Regulatory Approvals

Alabama Law

Under Alabama laws governing public utilities, any transaction involving transfer of utility stock such as will occur in the Reorganization must be
approved in advance by the PSC.   On November 17, 1997, the PSC issued its
order approving the holding company restructuring.

Public Utility Holding Company Act of 1935 (the "Holding Company Act")

Mobile Gas currently is not subject to the Holding Company Act because it is not a "public utility holding company." As a result of the Reorganization, EnergySouth will become a public utility holding company under the Holding Company Act. Pursuant to the Reorganization Agreement, simultaneously with the effectiveness of the Reorganization, EnergySouth will file with the Commission an exemption statement to exempt itself and its subsidiaries from all provisions of the Holding Company Act (except with respect to certain acquisitions and investments) pursuant to the "intrastate" exemption provided
by Section 3(a)(1) of that Act.   The basis for exemption is that EnergySouth
and Mobile Gas are each organized and carry on their business substantially in the State of Alabama, and at the time of the Reorganization neither EnergySouth nor Mobile Gas will derive any material part of its income from a public utility company organized outside of the State of Alabama.

Conditions to Effectiveness of the Merger

The Merger is subject to the satisfaction of the following conditions (in addition to approval and adoption of the Merger Agreement by the holders of Mobile Gas Common Stock): (i) all necessary orders, authorizations, approvals or waivers from the PSC and all other jurisdictive regulatory bodies, boards or agencies shall have been received, remain in full force and effect, and shall not include, in the sole judgment of the Board of Directors of Mobile Gas, unacceptable conditions; (ii) all conditions to the listing of the shares of EnergySouth Common Stock to be issued in connection with the Merger on the NASDAQ National Market shall have been satisfied; and (iii) amended and restated articles of incorporation of EnergySouth, substantially in the form attached as Appendix B to this Proxy Statement/Prospectus (the "EnergySouth Restated Articles"), shall have become effective at or prior to the effective time of the Merger.

Following satisfaction of these conditions, the Merger will become effective immediately following the close of business on the date of filing with the Secretary of State of Alabama of articles of merger pursuant to the Alabama
Business Corporation Act (the "Effective Time").   Mobile Gas cannot predict
when all conditions will be satisfied, but expects that the Merger will become effective in the first quarter of calendar 1998.

Exchange of Stock Certificates; Cash in Lieu of Fractional Shares

If the Merger is effected, holders of Mobile Gas Common Stock will automatically be sent documents and instructions for the physical exchange of their existing stock certificates for certificates of EnergySouth Common Stock and/or cash in lieu of fractional shares, and the certificates which represent shares of Mobile Gas Common Stock outstanding immediately prior to the effective time of the Merger will no longer represent Mobile Gas Common Stock, all as is further described below.

Following the Effective Time, certificates representing shares of Mobile Gas Stock outstanding at the Effective Time (herein sometimes referred to as "Mobile Gas Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, the shares of EnergySouth Common Stock into which such shares of Mobile Gas Common Stock were converted.
 At the Effective Time, EnergySouth will issue and deliver, or cause to be issued and delivered, to the transfer agent for EnergySouth Common Stock (the "Transfer Agent"), certificates representing the whole shares of EnergySouth Common Stock into which outstanding shares of Mobile Gas Common Stock have been converted as a result of the Merger. As promptly as practicable following the Effective Time, EnergySouth will send or cause to be sent to each former stockholder of record of Mobile Gas immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering Mobile Gas Certificates to the Transfer Agent. Mobile Gas stockholders should not send in their stock certificates to the Transfer Agent until they receive a transmittal letter after the Effective Time.

EnergySouth will also send or cause to be sent to brokers, banks and other nominee record holders of Mobile Gas Common Stock appropriate instructions and transmittal materials for use in surrendering Mobile Gas Certificates to the Transfer Agent, so that shares held by such record holders on behalf of beneficial of Mobile Gas Common Stock can be exchanged for the shares of EnergySouth Common Stock and cash, if any, into which such shares of Mobile Gas Common Stock were converted.

Upon the proper surrender and delivery to the Transfer Agent (in accordance with EnergySouth's instructions, and accompanied by a properly completed Transmittal Letter) by a former stockholder of Mobile Gas of such stockholder's Mobile Gas Certificate(s), and in exchange therefor, the Transfer Agent shall as soon as practicable issue, register and deliver to such stockholder a certificate evidencing the number of shares of EnergySouth Common Stock to which such stockholder is entitled, and/or issue and deliver to such stockholder a check in the amount of cash to which the stockholder is entitled in lieu of a fractional share of EnergySouth Common Stock.
Following the Effective Time, there will be no further transfers of Mobile Gas Stock on the stock transfer books of Mobile Gas or the registration of any
transfer of a Mobile Gas Certificate by any holder thereof.   The surrender of
each Mobile Gas Certificate as described herein must be made by or on behalf of the person who was the holder of record of the shares represented by such certificate at the Effective Time.

No scrip or certificates representing fractional shares of EnergySouth Common Stock will be issued to any former stockholder of Mobile Gas, and no such stockholder will have any right to vote or receive any dividend or other distribution on, or any other right with respect to, any fraction of a share
of EnergySouth Common Stock resulting from the above exchange.   In the event
the conversion of Mobile Gas Common Stock into EnergySouth Common Stock results in the creation of fractional shares, in lieu of the issuance of fractional shares of EnergySouth Common Stock, EnergySouth will deliver cash to the Transfer Agent in an amount equal to the aggregate of all fractional shares multiplied by the "Average Closing Price", and the Transfer Agent will divide such cash among and remit it (without interest) to the former stockholders of Mobile Gas in accordance with their respective interests. The "Average Closing Price" will be two-thirds the average of the closing prices of Mobile Gas Common Stock on the NASDAQ National Market over the period of five (5) consecutive trading days ending on the last trading day prior to the Effective Date.

Except as described with respect to lost or otherwise missing certificates below, no EnergySouth Common Stock certificate or cash in lieu of a fractional share thereof will be delivered to any former stockholder of Mobile Gas unless and until such stockholder shall have properly surrendered to the Transfer Agent the Mobile Gas Certificate(s) formerly representing his or her shares of Mobile Gas Common Stock, together with a properly completed Transmittal Letter in such form as shall be provided to the stockholder by EnergySouth for that
purpose.   Further, until such Mobile Gas Certificate(s) are so surrendered, no dividend or other distribution payable to holders of record of EnergySouth Common Stock as of any date subsequent to the Effective Time will be delivered
to the holder of such unsurrendered Mobile Gas Certificate(s).   However,
subject to prior escheatment under applicable law, upon the proper surrender of such Mobile Gas Certificate(s), the Transfer Agent shall pay to the registered holder of the shares of EnergySouth Common Stock represented by such Mobile Gas Certificate(s) the amount of any such cash, dividends or distributions which have accrued but remain unpaid with respect to such shares. Neither EnergySouth, Mobile Gas nor the Transfer Agent shall have any obligation to pay any interest on any such cash, dividends or distributions for any period prior to such payment.

Any stockholder of Mobile Gas whose certificate evidencing shares of Mobile Gas Common Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of EnergySouth Common Stock to which he or she is entitled in accordance with and upon compliance with conditions imposed by the Transfer Agent or EnergySouth (including without limitation a requirement that the stockholder provide a lost instruments indemnity or surety bond in form, substance and amount satisfactory to the Transfer Agent and EnergySouth).

Transfer of Mobile Gas Subsidiaries to EnergySouth

Mobile Gas subsidiaries engage in gas pipeline transportation, gas storage,
marketing and other energy-related services.     As part of the
Reorganization, Mobile Gas will transfer these subsidiaries to EnergySouth as
soon as practicable after the Merger.   It is expected that Mobile Gas will
effect such transfer by making a dividend of the outstanding stock of each of its wholly-owned subsidiaries, MGS Energy Services, Inc. ("MGS Energy"), MGS Storage Services, Inc. ("MGS Storage"), and MGS Marketing Services, Inc., to
EnergySouth.   As a result, EnergySouth will also indirectly own the
controlling interests, directly owned by MGS Energy and MGS Storage, in certain partnerships engaged in utility businesses. Such partnerships include Bay Gas Storage Company, Ltd. ("Bay Gas"), of which MGS Storage owns a majority interest . See "BUSINESS" below.

Mobile Gas has provided a guaranty of certain indebtedness of Bay Gas, and such guaranty requires that the consent of the holders of such Bay Gas indebtedness be obtained with respect to the transfer of Bay Gas as part of
the Reorganization.   Mobile Gas has requested and expects to obtain such
consents.

Dividend Reinvestment and Stock Purchase Plan

The Merger Agreement provides that shares of Mobile Gas Common Stock held in the Mobile Gas Service Corporation Dividend Reinvestment and Stock Purchase Plan (the "DRIP"), including uncertificated whole and fractional shares, will automatically become a number of shares of EnergySouth Common Stock equal to
1.5 times the number of shares of Mobile Gas Common Stock held in the DRIP at
the Effective Time of the Merger.   At the Effective Time, EnergySouth will
succeed to the DRIP as in effect immediately prior to the Effective Time, and shares of EnergySouth Common Stock will be issued under the DRIP on and after the Effective Time. EnergySouth will file a post-effective amendment to the Mobile Gas registration statement for the DRIP shortly after the Effective Time.

Mobile Gas Employee Stock Plans

The Merger Agreement also provides that the Mobile Gas Service Corporation 1992 Stock Option Plan (the "Stock Option Plan"), the Mobile Gas Service Corporation 1992 Incentive Compensation Plan (the "1992 Incentive Plan") and the Employee Savings Plan (the "Employees' 401(k) Plan") (together, the "Mobile Gas Stock Plans") will be amended to provide for such plans to utilize EnergySouth Common Stock instead of Mobile Gas Common Stock upon consummation
of the Merger.   The Stock Option Plan and 1992 Incentive Plan were previously approved by Mobile Gas stockholders.

Upon consummation of the Merger, all outstanding stock options under the Stock Option Plan will be converted into options to acquire, on the same terms and conditions as were applicable under such stock options immediately prior to the Merger, such number of shares of EnergySouth Common Stock as the holders of such options would have been entitled to receive pursuant to the Merger had such holders exercised such stock options in full immediately prior to the Merger, at a price per share of EnergySouth Common Stock equal to two-thirds of the per share option price originally specified in the option with respect
to Mobile Gas Common Stock.   Future grants under the Stock Option Plan will
be made with respect to EnergySouth Common Stock.   EnergySouth will file
post-effective amendments to Mobile Gas's registration statements for the amended Mobile Gas Stock Plans shortly after the Effective Time of the Merger.

The committee of the Board of Directors of Mobile Gas which administers the 1992 Incentive Plan does not intend to make any future awards under such plan. Accordingly, the amendment of the 1992 Incentive Plan will affect only the holders of existing awards under that plan.

If the Merger is consummated, shares of Mobile Gas Common Stock then held under the Employees' 401(k) Plan will automatically become shares of EnergySouth Common Stock on the basis of three shares of EnergySouth Common Stock for each two shares of Mobile Gas Common Stock so held. Also, the Employees' 401(k) Plan as then amended will provide for the purchase in the future of shares of EnergySouth Common Stock, instead of Mobile Gas Common Stock, under such plan.

Amendment or Termination of the Merger Agreement

The Boards of Directors of Mobile Gas and EnergySouth may amend any of the terms of the Merger Agreement at any time before or after its adoption by the holders of Mobile Gas Common Stock and prior to the Effective Time, but no such amendment may, in the sole judgment of the Board of Directors of Mobile Gas, materially and adversely affect the rights of Mobile Gas stockholders.

The Merger Agreement may be terminated and the Merger abandoned at any time before or after the stockholders of Mobile Gas approve and adopt the Merger Agreement and prior to the Effective Time, if the Board of Directors of Mobile Gas determines, in its sole judgment, that consummation of the Merger would, for any reason, be inadvisable or not be in the best interests of Mobile Gas or its stockholders.

Listing of EnergySouth Common Stock

EnergySouth is applying to have its common stock listed on the Nasdaq National Market. It is expected that such listing will become effective at the effective time of the Merger. The ticker symbol of EnergySouth Common Stock will be "ENSI", and quotations will be carried in newspapers as they have been for Mobile Gas Common Stock. Following the Merger, Mobile Gas Common Stock will no longer be quoted or trade and will be delisted from the Nasdaq National Market.

              MOBILE GAS COMMON STOCK MARKET PRICES AND DIVIDENDS

Mobile Gas Common Stock is traded on the NASDAQ National Market under the
symbol "MBLE".   As of December 9, 1997 there were 1,577 holders of record
of Mobile Gas Common Stock. Information regarding dividends and the bid price range for Mobile Gas Common Stock during the periods indicated is as follows:


                            Per Share Dividends Declared

         Quarter Ended                       Quarter Ended

         December 31, 1996    $.28           December 31, 1995   $.27
         March 31, 1997        .28           March 31, 1996       .27
         June 30, 1997         .30           June 30, 1996        .28
         September 30, 1997    .30           September 30, 1996   .28

On December 5, 1997, the Company's Board of Directors declared a dividend of $.30 per share on Mobile Gas Common Stock, payable on January 1, 1998 to holders of record on December 12, 1997.


                                Bid Price Range

Quarter Ended        High      Low                       High           Low

December 31, 1996  $ 29      $ 23 1/2 December 31, 1995  $22 3/4     $ 20 3/4
March 31, 1997       29 1/4    26 1/2 March 31, 1996      23           21 3/4
June 30, 1997        28 1/4    26     June 30, 1996       25 1/4       22 1/2
September 30, 1997   37 1/4    27 1/4 September 30, 1996  25 1/4       21


Over-the-counter quotations reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

The closing price of Mobile Gas Common Stock on September 5, 1997, the day before the public announcement of the Reorganization, was $32.

While the Board of Directors intends to continue the practice of paying dividends quarterly, amounts and dates of such dividends as may be declared will be dependent upon the Company's future earnings, financial requirements, and other factors.

The Company's long-term debt instruments contain certain debt to equity ratio requirements and restrictions on the payment of cash dividends and the
purchase of shares of its capital stock.   Such restrictions will remain in
effect after the Reorganization.   At September 30, 1997, under the most
limiting of such provisions, retained earnings in the amount of $18,470,000 were unrestricted.

                                DIVIDEND POLICY

EnergySouth does not now, nor will it immediately after the Reorganization, conduct directly any business operations from which it will derive any revenues. EnergySouth plans to initially obtain funds for its own operations primarily from dividends paid to EnergySouth on the stock of its subsidiaries. Initially, dividends on EnergySouth Common Stock will depend primarily upon the earnings, financial condition and capital requirements of Mobile Gas, and
the dividends paid by Mobile Gas to EnergySouth.   EnergySouth presently
expects to continue the Company's policy of paying an appropriate percentage of earnings to stockholders. In the future, dividends from EnergySouth's subsidiaries other than Mobile Gas may be a more significant source of funds for dividend payments by EnergySouth. Payment of dividends on EnergySouth Common Stock could be subject to the prior rights of holders of EnergySouth preferred stock, if such stock were issued.

EnergySouth presently expects to pay quarterly dividends on EnergySouth Common Stock at least equal to the rate, and on approximately the same schedule as, the dividend most recently declared by Mobile Gas on its common stock. The quarterly dividend most recently declared by Mobile Gas's Board of Directors on Mobile Gas Common Stock was $.30 per share payable January 1, 1998 to holders of record on December 12, 1997. Based on the three-for-two ratio for conversion of Mobile Gas Common Stock into EnergySouth Common Stock in the Merger, the comparable dividend which would be payable with respect to EnergySouth Common Stock after the Reorganization would be $.20 per share.
The amount of dividends paid by Mobile Gas to EnergySouth following the Reorganization is expected to be greater than the amount of dividends EnergySouth pays on its common stock, as EnergySouth will need funds for its holding company activities.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Mobile Gas and EnergySouth have received an opinion from Armbrecht, Jackson, DeMouy, Crowe, Holmes & Reeves, L.L.C., their counsel, regarding material Federal income tax consequences of the Reorganization, to the effect that, based on certain assumptions and factual representations:

     (1) no gain or loss will be recognized by a holder of Mobile Gas Common Stock upon the conversion of such holder's Mobile Gas Common Stock solely into EnergySouth Common Stock (excluding cash received in lieu of fractional shares);

     (2) the basis of shares of EnergySouth Common Stock received by a former holder of shares of Mobile Gas common stock in the conversion described in
(1) above in the aggregate will equal the basis of such former holder's shares of Mobile Gas Common Stock exchanged therefor (except for any reduction in basis allocable to a fractional share), and the holding period for such shares of EnergySouth common stock will include the holding period for shares of Mobile Gas Common Stock exchanged therefor to the extent that such shares of Mobile Gas Common Stock were held as a capital asset at the effective time of the Merger;

     (3) no gain or loss will be recognized by EnergySouth or Mobile Gas on account of the Merger or the issuance of shares of EnergySouth Common Stock to the former holders of shares of Mobile Gas common stock pursuant to the Merger Agreement; and

     (4) a holder of Mobile Gas Common Stock who receives cash pursuant to the exercise of dissenters' right under Sections 10-2B-13.01 through 10-2B-13.32 of the Alabama Business Corporation Act will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the
stockholder's Mobile Gas Common Stock and the amount of cash received.   Such
gain or loss will be eligible for capital gain or loss treatment if the Mobile Gas Common Stock is held by such stockholder as a capital asset at the Effective Time.

The foregoing discussion is a general summary which does not address tax consequences which may depend on individual circumstances and it does not cover the tax consequences of the Reorganization under state, local or foreign
income or other tax laws.   Each stockholder of Mobile Gas is urged to consult
with such stockholder's own tax advisors with respect to the tax effects of the Reorganization on such stockholder.

                   DESCRIPTION OF ENERGYSOUTH CAPITAL STOCK

Since the Merger Agreement is conditioned on the EnergySouth Restated Articles being effective at the Effective Time of the Merger, a vote by Mobile Gas stockholders for adoption of the Merger Agreement will constitute approval of
the EnergySouth Restated Articles.   EnergySouth's Board of Directors have
adopted the EnergySouth by-laws which will be in effect at the time of the Merger. These documents will govern certain rights of EnergySouth's stockholders after the Reorganization as discussed under this caption and under "Comparative Stockholders' Rights" below.

The following statements with respect to EnergySouth Common Stock are based on certain provisions of EnergySouth's Restated Articles and by-laws, as they are
to be in effect as of the effective time of the Merger.   A copy of
EnergySouth's Restated Articles, substantially in the form to be in effect at the effective time of the Merger, is attached as Appendix B hereto and is incorporated herein by reference. EnergySouth's By-Laws are substantially similar to the By-Laws of Mobile Gas. The EnergySouth By-Laws have been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part, and are incorporated herein by reference.

EnergySouth is authorized to issue 10,000,000 shares of common stock, one cent ($.01) par value per share, and 10,000,000 shares of preferred stock, no par
value per share.   EnergySouth preferred stock may be issued from time to time in series as EnergySouth's Board of Directors may determine, and the respective dividend rates, redemption terms (if any), amounts payable on liquidation, voting rights (if any), number of votes per share, conversion rights (if any), and other terms will be fixed by EnergySouth's Board of Directors with respect to any such series prior to issuance.

When issued in the Reorganization, shares of EnergySouth Common Stock will be fully paid and nonassessable.

Holders of EnergySouth Common Stock and preferred stock, if any, are not entitled to preemptive rights.

Dividends; Repurchase of Shares

Subject to prior rights of EnergySouth preferred stock (if any should be issued and become outstanding), EnergySouth Common Stock is entitled to such dividends as may be declared by EnergySouth's Board of Directors, and EnergySouth may purchase or otherwise acquire outstanding shares of common stock, out of funds legally available therefor See "DIVIDEND POLICY" above.

Liquidation Rights

Upon liquidation of EnergySouth, any net assets remaining after payment to the holders (if any) of EnergySouth preferred stock of the full amounts to which they are entitled to receive are distributable pro rata to the holders of EnergySouth Common Stock.

Voting Rights

Holders of EnergySouth Common Stock are entitled to one vote per share. There are no cumulative voting rights. As provided in the EnergySouth Restated Articles, EnergySouth's Board of Directors will be divided into three classes, with directors elected generally to serve for terms of three years.

Transfer Agent and Registrar

The transfer agent and registrar for EnergySouth Common Stock will be AmSouth Bank, Corporate Trust Department, P.O. Box 11426, Birmingham, Alabama 35202.

                  INDEMNIFICATION AND LIMITATION OF LIABILITY

As do the Mobile Gas By-Laws, the EnergySouth by-laws provide that EnergySouth shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, agent or trustee of EnergySouth, or serves or served at the request of EnergySouth with any other enterprise in such capacity; expenses incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by EnergySouth promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled
to be indemnified by EnergySouth.   As allowed by the Alabama Business
Corporation Act, EnergySouth's Restated Articles will provide that no director shall have personal liability to EnergySouth or its stockholders for damages for any action taken or not taken as a director, except for liability for:
the amount of financial benefit received by a director to which he or she was not entitled; an intentional infliction of harm on EnergySouth or its stockholders; a violation of Section 10-2B-8.33 of the Alabama Business Corporation Act; an intentional violation of criminal law; or a breach of
director's duty of loyalty to EnergySouth or its stockholders.   Any amendment
or repeal of such liability limitation provision may not apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

             POSSIBLE EFFECTS OF CERTAIN PROVISIONS OF ENERGYSOUTH
                     ARTICLES OF INCORPORATION AND BY-LAWS

It is not the intent of the Company's Board of Directors to discourage legitimate offers to enhance stockholder value. However, certain provisions of the EnergySouth's Restated Articles and by-laws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire the business of EnergySouth. These provisions, some of which are presently contained in Mobile Gas's articles of incorporation or by-laws or otherwise apply to Mobile Gas, might discourage a potentially interested purchaser from attempting a unilateral takeover bid for EnergySouth on terms which some stockholders might favor. If they discourage potential takeover bids, these provisions might limit the opportunity for EnergySouth's stockholders to sell their shares at a premium over then prevailing market prices.

Non-Cumulative Voting. Neither Mobile Gas nor EnergySouth provides for cumulative voting in the election of directors. The procedure known as cumulative voting permits stockholders to multiply the number of votes to which they may be entitled by the total number of directors to be elected in the same election by the holders of the class or classes of shares of which their shares are a part and to cast their whole number of votes for one candidate or to distribute them among any two or more candidates.

"Blank-Check" Preferred Stock. EnergySouth's restated articles of incorporation will authorize the issuance of 10,000,000 shares of EnergySouth preferred stock. In addition, after giving effect to the Merger, approximately 4,580,000 shares of EnergySouth Common Stock will be authorized but unissued and not reserved for issuance. An effect of the existence of unissued EnergySouth Common Stock and preferred stock may be to enable the EnergySouth Board of Directors to render more difficult or discourage a transaction to obtain control of EnergySouth. Such shares might be issued by the Board of Directors without stockholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction, as by diluting voting or other rights of the proposed acquiror. In this regard, EnergySouth's restated articles of incorporation will grant the Board of Directors broad power to establish the rights and preferences of the authorized and unissued preferred stock, one or more classes or series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert such stock into shares of EnergySouth Common Stock or possibly other securities, to demand redemption at a specified price under prescribed circumstances related to a change of control, or to exercise other rights designed to impede a takeover.

Business Combinations with Related Persons.    The EnergySouth Restated
Articles provide that the affirmative vote of the holders of at least 75% of the outstanding shares of EnergySouth Common Stock shall be necessary to approve mergers and certain other business combination transactions with any person who beneficially owns 20% or more of the outstanding shares of EnergySouth Common Stock (a "Related Person"), unless (i) the consideration to be paid in such transaction meets certain enumerated "fair price" tests or
(ii) such merger or business combination shall have been approved by two-thirds of the Continuing Directors and at the time of such approval such Continuing Directors comprised at least a majority of the Board of Directors
of EnergySouth.   "Continuing Director" is generally defined in the
EnergySouth Restated Articles as a member of the Board of Directors who is not a Related Person or an affiliate or an associate of a Related Person and was a director prior to the time a Related Person became such and any successor to the Continuing Director who was recommended by a majority of Continuing
Directors.   For further information regarding these provisions, see Article 8 of the form of the EnergySouth Restated Articles attached hereto as Appendix
B.

Other Provisions. Some other provisions of EnergySouth's restated articles of incorporation and by-laws may also tend to discourage potential offers to take
over and acquire the business of EnergySouth.   Like the Board of Directors of
Mobile Gas, EnergySouth's Board of Directors will be divided into three classes, with directors in each class generally being elected to serve a
three-year term.   EnergySouth's Restated Articles also provide that directors may be removed without cause by the stockholders, only upon the affirmative
vote of 75% of the shares entitled to vote at a stockholder meeting.   In
addition, certain provisions (relating to, for example, the classified Board of Directors and transactions with related persons) may only be amended by the affirmative vote of not less than 75% of the shares entitled to vote at a stockholder meeting. Mobile Gas's articles of incorporation and by-laws presently contain a number of these provisions.

                        COMPARATIVE STOCKHOLDERS' RIGHTS

Mobile Gas and EnergySouth are both Alabama corporations. When the Reorganization becomes effective, holders of Mobile Gas Common Stock will become holders of EnergySouth Common Stock, and their rights will be governed by EnergySouth's restated articles of incorporation and by-laws instead of those of Mobile Gas.

Certain differences between the rights of holders of EnergySouth Common Stock and those of holders of Mobile Gas Common Stock are summarized below. Such summary is qualified in its entirety by reference to the information included in the exhibits hereto, in exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part, and in materials incorporated herein by reference.

Authorized Shares

The number of authorized shares of  Mobile Gas Common Stock and EnergySouth
Common Stock is 8,000,000 and 10,000,000 shares, respectively.   As of the
record date for the Annual Meeting, there were 3,239,104 shares of Mobile Gas Common Stock issued and outstanding. Up to approximately 4,900,000 shares
of EnergySouth Common Stock may be issued in the Reorganization.   The
additional authorized but unissued shares of EnergySouth Common Stock will be available for issuance under the Dividend Reinvestment and Stock Purchase Plan and the Mobile Gas Stock Option Plan, as well as possibly for stock splits, stock dividends, equity financings, and for other general corporate purposes (including, possibly, acquisitions), none of which is under current consideration.

Mobile Gas presently has no authorized preferred stock. There are 10,000,000 authorized shares of EnergySouth preferred stock, all of which are unissued.

Preferred Stock

The Board of Directors of EnergySouth is authorized to issue preferred stock in series.

EnergySouth's restated articles of incorporation do not establish voting rights, preferences or other rights with respect to EnergySouth preferred stock. Energy South's Board of Directors is given full authority to provide for the establishment and/or issuance of any series of preferred stock, the designation of such series and the preferences, limitations, and relative rights of the shares of such series, including the following: (i) distinctive designation and number of shares comprising such series; (ii) voting rights, if any, which shares of that series shall have; (iii) the rate of dividends, if any, on the shares of that series; (iv) whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption;
(v) whether that series shall have a sinking fund for the redemption or purchase of shares of that series; (vi) the rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary dissolution or liquidation; (vii) whether the shares of that series shall be convertible into or exchangeable for cash, shares of stock of any other class or any other series, indebtedness, or other property or rights; (viii) whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and (ix) any other preferences, privileges and powers in relative, participating, optional, or other special rights and qualifications, limitations or restrictions of such series.

Management believes that the ability to issue EnergySouth preferred stock will provide important flexibility to EnergySouth, although there are no present plans for such issuance.

Classified Board

As is the case with Mobile Gas, EnergySouth's restated articles of incorporation and by-laws will provide (i) for the Board to determine the number of directors; and (ii) for the division of the Board into three classes with directors in each class generally being elected for a three-year term. See " MANAGEMENT OF ENERGYSOUTH" below.

                                    BUSINESS

Mobile Gas was incorporated under the laws of the State of Alabama in 1933. The Company is engaged in the purchase, distribution, sale and transportation of natural gas to over 100,000 residential, commercial and industrial customers in southwest Alabama, including the City of Mobile and adjacent areas. The Company's service territory covers approximately 300 square miles. Mobile Gas is also involved in merchandise sales, specifically sales of natural gas appliances.

Mobile Gas's principal subsidiaries participate and own investments in gas pipeline transportation and storage, marketing and other energy-related services. These subsidiaries will become separate subsidiaries of EnergySouth after the Reorganization.

MGS Energy Services, Inc.("MGS Energy"), a wholly-owned subsidiary of Mobile Gas, provides contract and consulting work for utilities and industrial
customers.   MGS Energy owns a 51% interest in Southern Gas Transmission
Company ("SGT"), an Alabama general partnership which is a transportation
company subject to the jurisdiction of and regulation by the PSC.   SGT
constructed and operates a 50-mile pipeline from the facilities of Koch Gateway Pipeline Company ("Koch"), formerly United Gas Pipe Line Company, near Flomaton, Alabama to the facilities of Alabama River Pulp Company, Inc. in Claiborne, Alabama.

MGS Storage Services, Inc. ("MGS Storage") , also a wholly-owned subsidiary of Mobile Gas, holds a general partnership interest of 87 1/2% in Bay Gas Storage Company, Ltd. ("Bay Gas"), an Alabama limited partnership of which a
12 1/2% limited partnership interest is held by Olin Corporation.   Bay Gas
has constructed an underground gas storage cavern which is used to provide storage and delivery of natural gas for Mobile Gas and other customers.

MGS Marketing Services, Inc. ("MGS Marketing"), also a wholly-owned subsidiary of Mobile Gas, was incorporated to assist existing and potential customers in the purchase of natural gas.

When the Reorganization occurs, EnergySouth will have no material assets other than its ownership of stock of its subsidiaries, which initially will consist of all of Mobile Gas's outstanding common stock and all of the common stock of Mobile Gas's existing subsidiaries, which in turn own the partnership
interests described above.   See "Transfer of Mobile Gas Subsidiaries to
EnergySouth" above.   It is expected that, in the future, EnergySouth will
expand into some other businesses and ventures.

Financial and additional information regarding Mobile Gas and its subsidiaries is also included in the 1997 Annual Report to Stockholders delivered with this Proxy Statement/Prospectus and in the Mobile Gas Annual Report on Form 10-K for the fiscal year ended September 30, 1997, which is incorporated by reference herein.

       REGULATION OF ENERGYSOUTH AND MOBILE GAS AND CERTAIN SUBSIDIARIES

Regulation of EnergySouth

As a result of the Reorganization, EnergySouth will become a "public utility holding company" under the Holding Company Act. Simultaneously with the effectiveness of the Merger, EnergySouth will file with the Commission an exemption statement to exempt itself and its subsidiaries from all provisions of the Holding Company Act (except with respect to certain acquisitions and investments) pursuant to the "intrastate" exemption in Section 3(a)(1) of that Act. To maintain this exemption, EnergySouth will be required to file a statement annually with the Commission. The exemption may be revoked by the Commission if a substantial question of law or fact exists as to whether EnergySouth is within the parameters of the exemption, or if it appears that the exemption may be detrimental to the public interest or the interest of investors or consumers.

EnergySouth believes that it will be exempt from all provisions of the Holding Company Act except Section 9(a)(2). Section 9(a)(2) requires Commission approval of the direct or indirect acquisition by EnergySouth of five percent (5%) or more of the voting securities of any other public utility company. There are also presently limits on the extent to which EnergySouth and its non-utility subsidiaries can enter into businesses which are not "functionally related" to the public utility business without raising potential issues about EnergySouth's exempt status. Commission policies regarding the scope of permissible non-utility activities of a public utility holding company are subject to change, but under current law EnergySouth would be required to remain engaged primarily and predominantly in the public utility business which could limit other activities in which EnergySouth might wish to engage.

In 1994 the Commission issued a release soliciting the views of interested parties on a study being conducted by its staff to develop recommendations regarding certain Congressional concerns and the needs of those affected by regulation under the Holding Company Act. In June 1995 the staff completed its study and issued a report which concluded that significant changes were needed in the current regulatory scheme. The Commission staff report viewed the Holding Company Act as unnecessarily restrictive in many regards which could prevent companies from responding effectively to changes now occurring in the utility industry. Among the staff report's recommendations were three legislative options for the Commission to offer to Congress: repeal of the Holding Company Act with legislation to continue federal protection of consumers; unconditional repeal of the Holding Company Act; or a broadening of the Commission's authority to exempt holding companies where state regulation was adequate. Pending legislative action, the staff report recommended that the Commission act administratively to modernize and simplify holding company regulation, reduce delays in current administration, and minimize regulatory overlap, including rulemaking proposals and significant changes in the Commission's past interpretations under the Act. One of these proposals was a rule to exempt most energy-related diversification within investment limitations. On March 24, 1997, Rule 58 under the Holding Company Act was amended to exempt from the requirements of prior approval by the Commission under Section 9(a) of the Holding Company Act the acquisition of securities of certain varieties of "energy related companies" subject to aggregate investment limits by registered companies.

Legislation to repeal the Holding Company Act has been introduced in both houses of Congress and is pending. Mobile Gas cannot predict whether Congress will take any action to significantly modify or repeal the Holding Company Act, or whether the Commission will take action to further revise or modify significantly its Holding Company Act rules, decisions and interpretations.

Regulation of Mobile Gas and Certain Subsidiaries

Mobile Gas will continue to be subject to regulation by the PSC after the Reorganization. Mobile Gas's utility retail sales, which include sales of gas, transportation and balancing services, will continue to be made primarily under rate schedules and tariffs filed with and subject to the jurisdiction of
the PSC.   In addition, Mobile Gas will continue to be subject to regulation by the PSC, as it has been in the past, regarding issuances of securities, capital ratio maintenance, and the maintenance of its books and records. Certain Mobile Gas subsidiaries own controlling interests in partnerships which are subject to regulation by the PSC, and such regulation will continue after the Reorganization.

        RIGHT OF DISSENTING STOCKHOLDERS TO RECEIVE PAYMENT FOR SHARES

Any holder of record of Mobile Gas Common Stock who follows the procedures specified in Sections 10-2B-13.01 through 10-2B-13.32 of the Alabama Business Corporation Act (the "Appraisal Law") is entitled to receive payment of the "fair value" of such shares. Reference is made to the Appraisal Law, a copy of which is included herewith as Appendix C, for a complete statement of the
rights of dissenting stockholders.   In accordance with the Appraisal Law, a
stockholder who is entitled to dissent and obtain payment for Mobile Gas Common Stock may not challenge the Merger unless it is unlawful or fraudulent
with respect to such stockholder or Mobile Gas.   See Section 10-2B-13.02(b)
of the Appraisal Law.

The following is a summary of appraisal rights available to stockholders of Mobile Gas, which summary is not intended to be a complete statement of the Appraisal Law and is qualified in its entirety by reference to the Appraisal Law. Any stockholder of Mobile Gas wishing to dissent from the proposed Merger and obtain a cash payment of the fair value of such stockholder's shares must file with Mobile Gas, prior to the vote on the proposed Merger, a written notice of such stockholder's intention to demand to be paid the fair value for such shares if the Proposed Merger is effectuated and must not vote
such shares in favor of the Merger.   A failure to vote will satisfy the
condition that such shares not be voted in favor; however, voting in favor of or delivering a proxy in favor of the Merger or an unmarked proxy (which will be voted in favor of the Merger) will constitute a waiver of such stockholder's rights to appraisal and will nullify any written demand for
appraisal.   Moreover, voting against the Merger will not, in and of itself,
satisfy the condition that the written notice be filed with Mobile Gas.   If
the Merger is consummated, Mobile Gas will mail a notice to all stockholders who gave due notice of intention to demand payment and who refrained from voting their shares in favor of the Merger, providing instructions as to how
to obtain payment for their shares.   A stockholder who fails to demand
payment, by the date specified in the notice (which must be not less than 30 days nor more than 60 days after the delivery of the notice) will have no right to receive payment for such stockholder's shares but will retain all
other rights of a stockholder of Mobile Gas.   Within 20 days of making a
demand for payment for such shares, the dissenting stockholder must submit the certificate(s) representing such shares to Mobile Gas for (1) notation thereon
of the demand for payment and (2) return to the stockholder.   Under the
Appraisal Law, record holders of common shares of Mobile Gas are entitled to appraisal rights as described herein and the procedures to perfect such rights
must be carried out by and in the name of such holders of record.   Persons
who are beneficial owners but not record holders of Mobile Gas Common Stock and who wish to exercise appraisal rights with respect to the Merger must (i) submit to Mobile Gas, at the time of or before the assertion of the rights, a written consent of the record holder or holders of the common shares to such dissent and (ii) do so with respect to all of the beneficial owner's shares or
the shares over which the beneficial owner has voting power.   Immediately
upon effectuation of the proposed Merger, or upon receipt of demand for payment if the proposed Merger has already been effectuated, Mobile Gas will remit (the "Remittance") to a dissenter who has made demand, the amount which Mobile Gas estimates to be the fair value of the shares, with accrued
interest, if any.   The Remittance will be accompanied by certain financial
information of Mobile Gas and a statement regarding Mobile Gas's estimate of the fair value of the shares, together with a notice of the dissenter's right
to demand supplemental payment and a copy of the Appraisal Law.   If Mobile
Gas fails to remit payment for the dissenter's shares as required by the preceding paragraph or if the dissenter believes that the amount remitted is less than the fair value of the dissenter's shares or that the interest is not correctly determined, the dissenter may, within 30 days after the date of mailing of the Remittance, mail to Mobile Gas such dissenter's own estimate of the value of the shares or of the interest and demand payment of the
deficiency.   A dissenter who fails to do so shall be entitled to no more than
the Remittance.   Within 60 days after receiving such demand, Mobile Gas must either (i) pay the dissenting stockholder the amount demanded (or such other amount agreed to by such stockholder) or (ii) file a petition requesting that the Circuit Court of Mobile County, Alabama determine the fair value of the Mobile Gas Common Stock. The Circuit Court may appoint one or more persons as appraisers to receive evidence and recommend a decision of the question of
fair value.   Fair value means the value of the Mobile Gas Common Stock
immediately before the effectuation of the Merger.   Dissenters will be
entitled to judgment for the amount, if any, by which the fair value of their
shares, plus interest, is found to exceed the Remittance.   Fair value may be
found by the Circuit Court to be more than, less than or the same as the amount offered by Mobile Gas.

                           MANAGEMENT OF ENERGYSOUTH

Directors of EnergySouth

The EnergySouth Restated Articles, as of the effective time of the Merger, will divide EnergySouth's Board of Directors into three classes in the same manner as the directors of Mobile Gas, with directors in each class generally being elected for a three-year term. EnergySouth's by-laws will permit its Board of Directors to fix from time to time the number of directors in a range of nine to twelve, and the Merger Agreement provides that as of the effective time of the Merger, the eleven directors of Mobile Gas will also become directors of EnergySouth.

Officers of EnergySouth

As of the Effective Time of the Merger, the Board of Directors of EnergySouth will appoint the following persons then serving as officers of Mobile Gas to the following offices as the officers of EnergySouth:

John S. Davis          President and Chief Executive Officer
Charles P. Huffman     Vice President, Treasurer and Chief Financial Officer
G. Edgar Downing, Jr.  Vice President, General Counsel and Secretary

For further information concerning persons to become directors or officers of EnergySouth, see "PROPOSAL 2: ELECTION OF DIRECTORS OF MOBILE GAS" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" in this Proxy Statement/Prospectus and "Executive Officers of the Registrant" following Part IV of the Company's Annual Report on Form 10-K for the year ended September 30, 1997, which is incorporated by reference herein.

                              OTHER INFORMATION

Validity of EnergySouth Common Stock

The validity of the shares of EnergySouth Common Stock to be issued in the Merger will be passed upon by Armbrecht, Jackson DeMouy, Crowe, Holmes & Reeves, L.L.C., counsel to Mobile Gas and EnergySouth, 1300 Riverview Plaza, Mobile, Alabama 36602.

Experts

The consolidated financial statements and the related financial statement schedule incorporated in this Proxy Statement/Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


THE BOARD OF DIRECTORS OF MOBILE GAS HAS UNANIMOUSLY APPROVED THE HOLDING COMPANY STRUCTURE AND ADOPTED THE MERGER AGREEMENT, BELIEVES THE HOLDING COMPANY STRUCTURE AND THE REORGANIZATION TO BE IN THE BEST INTERESTS OF MOBILE GAS AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE HOLDERS OF MOBILE GAS COMMON STOCK VOTE "FOR" THE HOLDING COMPANY PROPOSAL AND ADOPTION OF THE MERGER AGREEMENT AT THE ANNUAL MEETING.

                                PROPOSAL 2
                          ELECTION OF DIRECTORS

The Restated Articles of Incorporation of Mobile Gas provide that the number of Directors shall not be less than nine nor more than twelve, as determined
from time to time by the Board of Directors.   The Board has fixed the number
of Directors at eleven.   The Restated Articles of Incorporation also provide
that the Board of Directors shall be divided into three classes, with each
class serving three-year terms which end in successive years.   Approximately
one-third of the Board of Directors is elected each year.   The Restated
Articles of Incorporation of Mobile Gas do not provide for cumulative voting in the election of Directors.

Unless authority is withheld on a proxy, shares represented by the proxies received by Mobile Gas will be voted for the election as Directors of the four
nominees for Directors listed below.   The Directors are to be elected to
serve until the Annual Meeting of Stockholders in 2001 and until their
successors have been duly elected and qualified.   Proxies cannot be voted for
more than four persons. Should any nominee be unable or unwilling to accept election, which Mobile Gas has no reason to believe will be the case, the proxy will be voted for a substitute nominee or nominees designated by Mobile Gas.

The following information is a brief account of the business experience of each nominee and director during the past five years, and of Mobile Gas Common Stock beneficially owned by each nominee and director as of December 5, 1997 based on information received from the respective nominees and directors.

Name, Age, Principal
Occupation During Past                                 No. of Shares
Five Years, and                   First Became    Beneficially   Percent
Other Directorships               a Director(1)     Owned(2)     of Class


Nominees to Serve
until Annual Meeting
of Stockholders in 2001:

JOHN S. DAVIS, 55, was 1995
appointed President and Chief          1995         31,213(9)        *
Executive Officer of Mobile Gas
in January, 1995, having been
appointed Executive Vice President
and Chief Operating Officer of
Mobile Gas in July, 1994.
Previously, he served as independent
consultant and Chairman of Davis-Shows
Motors, Inc. from 1991 to 1994, and
served as President of United Gas Pipe
Line Company from 1989 to 1991.  He
serves as a Director of Infirmary Health
Systems, Inc., Mobile, Alabama.  He is
also a member of the South Area
Board of Directors of AmSouth Bank,
Mobile, Alabama. (3) (6) (7)

WALTER L. HOVELL, 69, served as          1975         32,727(10)       *
President and Chief Executive
Officer of Mobile Gas from March,
1984 to January, 1995.  He serves
as a Director of The Bank of Mobile,
Mobile, Alabama, and as interim
President of the University of
Mobile, Mobile, Alabama. (3)(4)(7)

G. MONTGOMERY MITCHELL, 69, retired      1993         4,000(11)        *
in 1993 as Senior Vice President
and Director of Stone & Webster
Management Consultants, Inc., Houston,
Texas.  He serves as a Director of
Energy West, Inc., Great Falls,
Montana. (4)(6)

F. B. MUHLFELD, 77, retired in 1986      1986            1,750          *
as Vice Chairman of the Board of Stone
& Webster, Incorporated, New York,
New York. He had been with the Stone
& Webster organization for more
than 40 years and had served as
Vice Chairman for more than
5 years. (4)(6)

Directors to Serve until Annual
Meeting of Stockholders in 1999:

WILLIAM J. HEARIN, 88, Chairman of
the Board of  the Mobile Press            1960        309,299(12)       9.4%
Register, Mobile, Alabama and The
Mississippi Press, Pascagoula,
Mississippi.  He serves as Chairman
of the Board of Mobile Gas.  He
serves as a Director Emeritus of
The Bank of Mobile,
Mobile, Alabama. (3) (5) (7)

JOSEPH G. HOLLIS, JR., 74, retired in
1992 as Chairman of the Board of           1959            20,000         *
Johnson Hardware Company, Inc.,
Newnan, Georgia.(4)(5)

GAYLORD C. LYON, 75, is President of
Gaylord C. Lyon & Company, Inc.,          1973             16,700(13)        *
a real estate appraisal and property
management company, Mobile,
Alabama. (3)(4)(6)

E. B. PEEBLES, JR., 78, retired in
December, 1984 as Chairman of              1978          19,668(15)         *
Ryan-Walsh Stevedoring Company, Inc.,
Mobile, Alabama, and Senior Vice
President of Dravo Corporation,
Pittsburgh, Pennsylvania.  He serves
as Chairman and Chief Executive Officer
of Senior Bowl Association, Mobile,
Alabama. (3)(5)

Directors to Serve until Annual
Meeting of Stockholders in 2000:

JOHN C. HOPE, III, 48, was appointed
Chairman and Chief Executive Officer         1993           3,000           *
of Whitney Bank of Alabama and Executive
Vice President of Whitney Holding
Corporation in November, 1994.
Previously, he served as Executive Vice
President and Regional Executive of
AmSouth Bank, Mobile, Alabama.  He
serves as a Director of Infirmary
Health Systems, Inc., Mobile,
Alabama. (3)(5)

S. FELTON MITCHELL, JR. , 53, is
President of S. Felton Mitchell, Jr.,   1993              2,100            *
P.C., a law practice, and sole
proprietor of S. Felton Mitchell, Jr.,
CPA, an accounting practice.  He is
President of The Vibroplex(R) Co.,
Inc., a manufacturer of amateur radio
equipment. He serves as a Director of
QMS, Inc., Mobile, Alabama. (3)(4)(7)

THOMAS B. VAN ANTWERP, 47, became
President of Legal Professional          1993            3,280(8)          *
Staffing, Atlanta, Georgia in July of
1997.  He previously served as Sales
and Marketing  Director of Georgia
Press Association, Atlanta, Georgia,
from May 1996; as Zoned Group A
dvertising Manager, Syracuse Newspapers,
Syracuse, New York, from February 1, 1993;
and prior to such date as
Executive-in-Training at The Mississippi
Press, Pascagoula, Mississippi.  He
serves as Director of Merchants & Marine
Bank, Pascagoula, Mississippi. (5)(6)(14)

---------------------

* Less than one percent.
(1) Each director has served continuously since the dates indicated.
(2) Except as noted, the indicated owners have sole voting and dispositive power with respect to shares beneficially owned.
(3) Member of Executive Committee.
(4) Member of Audit Committee.
(5) Member of Compensation and Planning Committee.
(6) Member of Risk Management Committee.
(7) Member of Retirement Board Committee.
(8) Includes 1,817 shares owned jointly with Mr. Van Antwerp's spouse with whom he shares voting and dispositive power, and 1,040 shares held in each of two accounts by Mr. Van Antwerp as custodian for two children under the New York Uniform Transfers to Minors Act, as to which he has voting and dispositive power.
(9) Includes 463 shares held in Employees' 401(k) Plan and 15,000 shares subject to options exercisable within 60 days.
(10)Includes 12,501 shares owned by Mr. Hovell's spouse, as to which he disclaims beneficial ownership, and 7,836 shares held in his Individual Retirement Account, over which shares he has sole voting power.
(11)All shares are owned jointly with Mr. Mitchell's spouse with whom he shares voting and dispositive power.
(12)Includes 45,000 shares owned by the Chandler Charitable Trust, of which Mr. Hearin is the trustee.
Mr. Hearin shares voting power as to 31,300 shares owned by his wife, Emily Staples Hearin, 45,200 shares owned by his daughter, Ann Hearin, and 27,799 shares owned by his former spouse, Louise Hearin.
(13)Includes 3,775 shares owned by Mr. Lyon's spouse.
(14)Mr. Van Antwerp is the stepson of Mr. Hearin.
(15)Includes 2,000 shares owned by Mr. Peebles' spouse as to which he disclaims beneficial ownership.

The directors of Mobile Gas also serve as the directors of EnergySouth.   The
EnergySouth directors are divided into three classes in the same manner as Mobile Gas and have terms of office identical to their terms as directors of
Mobile Gas.   The directors of EnergySouth will continue to serve as such after the Reorganization until their successors are elected and qualified.

               INFORMATION REGARDING THE BOARD OF DIRECTORS

Director Compensation, Committees and Attendance.   The Board of Directors of
Mobile Gas had six meetings during the last fiscal year. Quarterly fees paid to non-employee members of the Board of Directors, other than members of the Executive Committee, are $3,250 per quarter; quarterly fees paid to Executive
Committee members are $3,750 per quarter.   Directors also receive $500 per
Board meeting attended.   The maximum aggregate of fees payable to any
director for service on the Board of Directors and its committees is $16,000 per fiscal year, except that the maximum annual fee payable to Executive
Committee members is $18,000.   Directors who are also employees of Mobile Gas
do not receive fees for service on the Board of Directors or its committees. Pursuant to the Non-Employee Directors Deferred Fee Plan, directors may make an advance election to defer director's fees, and to have such deferred fees treated as though invested in Mobile Gas Common Stock, or as cash earning
interest at the prime rate.   Messrs. Hope, Hovell, S. Felton Mitchell, G.
Montgomery Mitchell and Van Antwerp elected to defer a portion of director's fees payable to them during fiscal year 1997. There are five standing committees of the Board, which are the Executive Committee, Audit Committee, Compensation and Planning Committee, Risk Management Committee and Retirement Board Committee. The Company does not have a nominating committee.

The Executive Committee, which did not meet during the last fiscal year, exercises all the powers of the Board of Directors in the management of the business and affairs of Mobile Gas between meetings of the Board of Directors,
except as restricted by the By-laws of Mobile Gas.   Action by the Executive
Committee is reported at the meeting of the Board next succeeding such action.

The Audit Committee, which met five times during the last fiscal year, recommends to the Board the independent auditors and reviews recommendations
made by the auditors.   The committee meets with the auditors to review the
scope of the audit to be conducted and afterwards to receive the report of such audit with recommendations, and advises the Board with respect thereto. The Company's independent public accountants have free access to the Audit Committee and meet with the committee with and without management present. Members of the Audit Committee are all non-employee Directors.

The Compensation and Planning Committee, which met twice during the last fiscal year, reviews and makes recommendations to the Board establishing
salaries and other compensation for the officers of Mobile Gas.   This
committee also reviews the Employees' Retirement Plan of Mobile Gas and makes
recommendations to the Board concerning changes in the Plan.   Members of the
Compensation and Planning Committee are all non-employee Directors.

The Risk Management Committee, which met one time during the last fiscal year, is responsible for reviewing risk management policies and programs throughout Mobile Gas to assure that they are appropriate to the short and long term
objectives of Mobile Gas.   The Committee also advises the Board of Directors
of the effectiveness of these policies and programs.

The Retirement Board Committee, which met five times during the last fiscal year, is responsible for the general administration of the Employee Savings Plan and the Voluntary Employees' Beneficiary Association Plans, as well as the Retirement Plan, all being Plans of Mobile Gas.

Insurance.   The Company provides accidental death and dismemberment insurance of $200,000 for each Director and $100,000 for the spouse of each Director. Premium cost for the fiscal year for such coverage was $2,504 for all
Directors not serving as officers.   The Company is not designated as the
beneficiary under the policy.

        REPORTS UNDER SECTION 16 OF THE SECURITIES AND EXCHANGE ACT

Mr. Lyon filed one late report on Form 4, required by Section 16(a) of the Securities and Exchange Act of 1934, with respect to his acquisition of 500 shares of Mobile Gas Common Stock. In making this disclosure, Mobile Gas has relied on written representations by or on behalf of its directors and executive officers and copies of reports filed.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 5, 1997, information concerning
(i) beneficial ownership of the Mobile Gas Common Stock, the only class of voting securities of Mobile Gas, by persons who are known by the Company to own beneficially more than 5% of such common stock, and (ii) beneficial ownership of such common stock by all directors and executive officers of the Company as a group. Except as noted below, the indicated owners have sole voting and investment power with respect to shares beneficially owned.

Name and Address         Amount Beneficially Owned           Percent of Class

William J. Hearin               309,299  (1)                         9.4%
304 Government Street
Mobile, Alabama 36630

All directors and executive     493,585 (1)(2)                       15.0%
officers as a group (16 persons)

(1) Includes 45,000 shares owned by the Chandler Charitable Trust, of which Mr. Hearin is the trustee. Mr. Hearin shares voting power as to 31,300 shares owned by his wife, Emily Staples Hearin, 45,200 shares owned by his daughter, Ann Hearin, and 27,799 shares owned by his former spouse, Louise Hearin.

(2) Includes 48,526 shares owned by spouses of officers and directors, 8,168 shares owned jointly by officers and directors and their respective spouses, 5,810 shares credited to officers' accounts in the Employees' 401(k) Plan, and 52,500 shares subject to options exercisable within 60 days.

                            EXECUTIVE COMPENSATION

The following table contains information with respect to compensation paid or set aside by Mobile Gas for services in all capacities during fiscal years 1995, 1996 and 1997 to the Company's Chief Executive Officer and to the four most highly compensated executive officers of Mobile Gas and its subsidiaries, other than Chief Executive Officer, whose aggregate salary and bonus exceeded $100,000 for fiscal year 1997.

                        SUMMARY COMPENSATION TABLE
                                                             Long Term
                                                            Compensation
                               Annual Compensation             Awards
                          ---------------------------   ---------------------
                                                                       All
                                            Other                     Other
                                            Annual      Securities    Annual
Name and Principal  Year  Salary   Bonus    Compen-    Underlying     Compen-
Position                   ($)      ($)     sation($)   Options (#)  sation($)

John S. Davis
President and     1997    218,167  85,000   8,480 (3)                 129 (8)
Chief Executive   1996    205,833  78,000   7,941 (3)                 129 (8)
Officer           1995(1) 181,667  25,000   4,337 (3)    30,000       129 (8)

W. G. Coffeen,III 1997    122,000  28,300   3,631 (4)                 129 (8)
Vice President    1996    115,833  30,000   3,438 (4)               2,629 (8)
- Marketing       1995    108,333   5,000   3,218 (4)    15,000       129 (8)

Gerald S. Keen    1997    124,167  32,000   3,633 (5)                 129 (8)
Vice President    1996    119,167  25,000   3,384 (5)               2,629 (8)
- Operations      1995    113,333           3,361 (5  )  15,000       129 (8)

A.H. Tenhundfeld, 1997    112,583  27,300   3,378 (6)                 129 (8)
Jr.               1996    106,667  23,000   1,890 (6)                 129 (8)
Vice President -  1995(2)  58,333   7,500                15,000       129 (8)
Administration
and Planning

Charles P.        1997    107,583  25,000    3,214 (7)                129 (8)
Huffman           1996    102,000  23,000    3,040 (7)              2,629 (8)
Vice President,   1995     95,333  10,000    2,965 (7)   15,000       129 (8)
Chief Financial
Officer, Treasurer
and Assistant
Secretary

------------------------

(1) Mr. Davis was appointed President and Chief Executive Officer of Mobile Gas effective January 27, 1995.
(2) Mr. Tenhundfeld was appointed Vice President-Administration and Planning of Mobile Gas effective March 1, 1995.
(3) Includes $5,060, $4,671 and $1,187 contributed to Mr. Davis' account in the Employees' 401(k) Plan for the 1997, 1996 and 1995 fiscal years, respectively, and $3,420, $3,270 and $3,150 paid to Mr. Davis in 1997, 1996 and 1995, respectively, pursuant to incentive units granted under Mobile Gas's Incentive Compensation Plan.
(4) Includes $3,631, $3,329, and $3,113 contributed to Mr. Coffeen's account in the Employees' 401(k) Plan for the 1997, 1996, and 1995 fiscal years, respectively, and $109 and $105 paid to Mr. Coffeen in 1996 and 1995, respectively, pursuant to incentive units granted under Mobile Gas's Incentive Compensation Plan.
(5) Includes $3,633, $3,275, and $3,256 contributed to Mr. Keen's account in the Employees 401(k) Plan for the 1997, 1996 and 1995 fiscal years, respectively, and $109 and $105 paid to Mr. Keen in 1996 and 1995, respectively, pursuant to incentive units granted under Mobile Gas's Incentive Compensation Plan.
(6) Represents contributions to Mr. Tenhundfeld's account in the Employee 401(k) Plan for the 1997 and 1996 fiscal years.
(7) Includes $3,214, $2,931 and $2,860 contributed to Mr. Huffman's account in the Employees' 401(k) Plan in the 1996, 1995 and 1994 fiscal years, respectively, and $109 and $105 paid to Mr. Huffman in 1996 and 1995, respectively, pursuant to incentive units granted under Mobile Gas's Incentive Compensation Plan.
(8) Consists of insurance premiums of $129 for each officer; also includes $2,500 paid by Mobile Gas to each of Messrs. Coffeen, Keen and Huffman in fiscal 1996 upon surrender of incentive units (see COMPENSATION AND PLANNING COMMITTEE REPORT below).

No options were granted during the fiscal year ended September 30, 1997 to any
of the executive officers listed in the Summary Compensation Table.   The
following table and notes provide information on the value of unexercised options at September 30, 1997 held by the executive officers listed in the Summary Compensation Table.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR(1)
                    AND 1997 FISCAL YEAR-END OPTION VALUES

                        Number of Securities
                     Underlying Unexercised      Value of Uexercised In-the-
                      Options at 9/30/97 (#)   Money Options at 9/30/97 ($)(2)
Name and Position   Exercisable   Unexercisable   Exercisable   Unexercisable

John S. Davis       15,000       15,000              $217,500       $217,500
W.G. Coffeen, III    7,500        7,500              $108,750       $108,750
Gerald S. Keen       7,500        7,500              $108,750       $108,750
A. H. Tenhundfeld,   7,500        7,500              $108,750       $108,750
Jr.
Charles P. Huffman   7,500        7,500              $108,750       $108,750
-----------------------

(1) No options were exercised during the 1997 fiscal year.
(2) The ultimate realization of value on the exercise of such options is dependent upon the market price of Mobile Gas Common Stock at the time of
exercise.   Calculations are based on the $35.625 closing price of Mobile Gas
Common Stock on the last trading day of the fiscal year.

Employees' Retirement Plan.   The Employees' Retirement Plan is a defined
benefit plan which covers all full-time employees upon attainment of age 21
and completion of one year of service.   Benefits are generally based on
various percentages of regular basic compensation for each year of the individual's service, but if the resulting benefit is greater, is based upon average compensation during the last five years of employment proportionately reduced for years of service less than twenty and reduced by 70% of Social
Security benefits.   Participants are vested after five years of continuous
service and are eligible for early retirement at or after age 55 with ten years of credited service.

The full cost of the Plan is paid by Mobile Gas.   Amounts accrued pursuant to
the Plan for the accounts of the individuals named in the Summary Compensation
Table above cannot be readily calculated.   The estimated annual retirement
benefit, based on current remuneration and assuming retirement at age 65, of Mr. Davis, Mr. Coffeen, Mr. Keen, Mr. Tenhundfeld and Mr. Huffman are $45,930,
$56,024, $32,439, $41,847 and $63,062, respectively.   Years of service now
credited under the Plan for Mr. Davis, Mr. Coffeen, Mr. Keen, Mr. Tenhundfeld and Mr. Huffman are 2 (subject to the provisions of the Deferred Compensation Agreement with Mr. Davis described below), 10, 7, 2 and 17 years,
respectively.   The estimated annual benefits are net of any reductions for
Social Security benefits or other offset amounts.

Employee Savings Plan. The Employee Savings Plan is a qualified voluntary contributory retirement plan under Section 401(k) of the Internal Revenue Code established by Mobile Gas on September 1, 1988. Eligibility requirements are one year of employment and 21 years of age. Eligible employees can invest up to 15% of their base salary in the plan. Employee contributions vest immediately and can be allocated among a money market fund, bond funds, or equity funds, as directed by the employee. The Company makes a contribution, equal to 50% of an employee's contribution, but not more than 3% of the
employee's base salary.   Company contributions are invested in Mobile Gas
Common Stock and are vested at 20% for each year of an employee's service. A participant's account will be distributed following termination of employment. Participants may withdraw their contributions or borrow from their accounts
subject to certain conditions.   Company contributions for the 1997, 1996 and
1995 fiscal years for each of the executive officers are included in the Summary Compensation Table above.

Agreements with Mr. Davis.   In connection with Mr. Davis' employment by
Mobile Gas in 1994, Mobile Gas entered into a letter agreement with Mr. Davis which provided, among other things, for Mobile Gas to enter into an unfunded and unsecured deferred compensation agreement with Mr. Davis substantially in accordance with a proposal provided by consultants retained by Mobile Gas. Such an agreement was entered into between Mobile Gas and Mr. Davis as of January 26, 1996 (the "Deferred Compensation Agreement"). The Deferred Compensation Agreement provides for benefits to be paid to Mr. Davis upon retirement, in such amount as would, taken together with amounts payable under the Employees' Retirement Plan, equal that which would have been payable to Mr. Davis upon retirement with the greater of 20 years or his actual years of service with Mobile Gas. The Deferred Compensation Agreement also provides for a benefit payable if Mr. Davis terminates employment with Mobile Gas for any reason prior to age 65, but after having completed at least 5 years of service with Mobile Gas. The severance benefit would be equal to two-thirds of the monthly benefit which would have been paid to Mr. Davis under the Employees' Retirement Plan if he had retired on his 65th birthday, but based on Mr. Davis' actual employment history with Mobile Gas as of the date his employment ceases. In connection with his employment, Mr. Davis was granted 3,000 incentive units under the Company's 1992 Incentive Plan.

Insurance. The Company provides accidental death and dismemberment insurance of $200,000 for each officer and $100,000 for the spouse of each officer. The Company is not designated as the beneficiary under the policy. Premium cost for such insurance for each of each of the executive officers named therein is included in the Summary Compensation Table above.

Other Compensation. The Company provides certain facilities and services to various officers to assist them in performing their corporate responsibilities and duties in connection with business of Mobile Gas, such as automobiles and club memberships. The Summary Compensation Table does not include the value of such facilities and services which might be deemed attributable to personal use by the recipient, because the cost to Mobile Gas of such personal benefits with respect to any executive officer named in the Summary Compensation Table did not exceed the lesser of $50,000 or 10 percent of the compensation reported with respect to such executive officer.

                  COMPENSATION AND PLANNING COMMITTEE REPORT

The Compensation and Planning Committee (the "Committee") is currently comprised of five outside directors: Mr. Hearin, Mr. Hollis, Mr. Hope, Mr. Peebles and Mr. Van Antwerp. Based upon recommendation of the Chief Executive Officer with respect to executive officers other than himself, it reviews and makes recommendations to the Board with respect to salaries and other compensation for officers of Mobile Gas. Decisions by the Committee with respect to Compensation of Mobile Gas's executive officers, including the Chief Executive Officer, are reviewed and approved by the Board.

The Committee is continuing to implement its compensation philosophy as outlined in last year's proxy statement, which is intended to change Mobile Gas's historical emphasis on base salary as the primary basis of executive compensation. The Committee's compensation philosophy includes the following five principles:

1. Objectives: The Company's two primary compensation objectives are to provide a competitive compensation package that will enable Mobile Gas to attract and retain a highly-qualified executive team, and to provide a significant amount of variable compensation that is contingent upon objectively-measured performance, so as to align executive interests with those of customers and stockholders.

2. Competitiveness: Compensation comparisons will be made against similar-size public utilities on a national basis, to allow Mobile Gas to compete nationally for top executive talent. Competitive levels of four compensation components will be measured:

     Base salary, to be targeted above the median for the peer group, with the primary consideration being external market levels and secondary consideration being internal equity concerns.

     Annual incentives, to be targeted at the median, to motivate and reward accomplishment of key corporate priorities and objectives.

     Long-term incentives, to be targeted below the median, so that total target compensation (base salary plus annual incentives plus long-term incentives) would equal median total compensation for peer group executives.

     Benefits and perquisites, to be targeted at the low end of the competitive range, so as to provide reasonable levels of security and protection but to not emphasize this component of the total compensation package.

3. Leverage: Annual and long-term incentives are to have significant upside and downside variability so as to create a strong relationship of the level of total executive compensation and the level of performance achieved.

4. Basis for measurements: Annual and incentive plans are to emphasize teamwork, and are to be based primarily on corporate performance, but will provide latitude to reward individual performance and contributions. Annual incentives are to reflect a balance between stockholder and customer interests, and between financial and operational goals, with financial objectives weighted more heavily with respect to senior executives, and operational goals being more heavily weighted at lower executive levels. Long-term incentives are to focus on stockholder interests and are to be tied, in part, to performance of Mobile Gas Common Stock.

5. Stock ownership: The executive compensation program is intended to facilitate senior executives acquiring an equity stake in Mobile Gas, to increase the alignment between executive interests and stockholders.

Determination of annual base salary and incentive compensation for each of the Company's executive officers, including Mr. Davis, are made in accordance with the foregoing criteria, with salary amounts and cash incentive targets and awards being recommended by the Chief Executive Officer with respect to other executive officers, and the salary and cash incentive targets and awards for the Chief Executive Officer being determined by the Committee.

Consistent with the foregoing compensation philosophy, long-term incentives in the form of stock options with respect to 105,000 shares of Mobile Gas Common Stock were granted under the Mobile Gas Service Corporation 1992 Stock Option Plan (the "Stock Option Plan") in fiscal year 1995. The Committee had also made awards previously under the Mobile Gas Service Corporation Incentive Compensation Plan (the "1992 Incentive Plan"), which was approved by the stockholders of Mobile Gas in 1993 at the time of approval of the Stock Option Plan. During fiscal year 1996, most participants who had been awarded incentive units under the 1992 Incentive Plan surrendered those incentive units in consideration of cash payments by Mobile Gas. The aggregate of payments made upon surrender of such incentive units was $72,500; the amounts paid to the named executive officers are included in the Summary Compensation Table above. Incentive units which had been awarded to Mr. Davis were not surrendered.

It is the Committee's current intention that no further awards will be made under the 1992 Incentive Plan. The Company's retirement of most of the incentive units granted under the 1992 Incentive Plan, as described above, reflected the Committee's view that in most cases stock options are the preferable means of providing long-term incentives to Company executives.

Consistent with the Committee's compensation philosophy, in October 1996 the Committee recommended and the Board of Directors of Mobile Gas adopted a new Officers Incentive Compensation Plan to be effective as of the fiscal year beginning October 1, 1996 (the "1996 Incentive Plan"). Under the 1996 Incentive Plan, cash incentive awards to Company Officers, computed as a percentage of base salary, were made by the Committee based on three performance measures (the first two being referred to as "Company Objectives" and the third being referred to as "Personal Objectives"):

The Company's Return on Common Equity ("ROE"), compared to the ROE of a group of peer companies;

The Company's earnings per share ("EPS") compared to a target EPS goal established by the Committee; and

Specific individual personal performance objectives to be established annually for each participant in the 1996 Incentive Plan.

The 1996 Incentive Plan provides for a target award level for the President and Chief Executive Officer of the Company at a specified percentage of base salary, and for other officers of the Company at a lesser percentage. The 1996 Incentive Plan also provides for relative weighting of the three performance objectives at specified percentages for the President and Chief Executive Officer, with different specified percentages for all other officers. The relative weighting of performance objectives for the President and Chief Executive Officer places more emphasis on the Company Objectives, while the relative weighting for other officers places more emphasis on attainment of Personal Objectives. Depending on the degree to which Company Objectives and Personal Objectives are attained or exceeded awards may range from 50% to 150% of the target award level. Although the Committee may in its discretion set target awards levels and weighting of performance criteria at percentages different from those in the 1996 Incentive Plan, the Committee did not do so for fiscal year 1997. Personal Objectives for the President and Chief Executive Officer for the 1997 fiscal year were generally parallel to the Company Objectives.

Incentive awards made for the 1997 fiscal year to the named executive officers
are reported as bonus in the Summary Compensation Table above.   The awards
made reflect that the Company Objectives were exceeded, and that accordingly the Personal Objectives of the President and Chief Executive Officer were also exceeded.

 William J. Hearin            Joseph G. Hollis              E. B. Peebles, Jr.

               John C. Hope, III        Thomas B. Van Antwerp

Compensation Committee Interlocks and Insider Participation

Mr. Hearin, who is a member of the Compensation and Planning Committee, serves as Chairman of the Board of Mobile Gas, but receives no compensation for such service.

            MOBILE GAS SERVICE CORPORATION STOCK PERFORMANCE GRAPH

The following graph compares the value of $100 invested on October 1, 1992 in Mobile Gas Common Stock, the NASDAQ Market Index and the Media General Gas Utilities Industry Group Index (the "Media General Gas Index"), assuming reinvestment of dividends. The Media General Gas Index, published as Industry Group Index No. 602 by Media General Financial Services of Richmond, Virginia, consists of 64 gas utilities including Mobile Gas.

Fiscal Year Ending         1992  1993     1994      1995      1996    1997

Mobile Gas Service Corp    100  141.68   128.62    127.83    153.10    236.33
Industry Index             100  126.57   114.22    120.92    154.40    202.43
Broad Market               100  130.05   137.62    167.10    195.08    265.16

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP has served as independent public accountants to audit Mobile Gas's financial statements for the past twelve years and they have been selected by the Board of Directors to continue in such capacity for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

                            STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order to be included in EnergySouth's proxy statement and form of proxy relating to its 1999 Annual Meeting (if Mobile Gas stockholders adopt the Reorganization Agreement and the Reorganization occurs) or in Mobile Gas's 1999 Annual Meeting proxy statement and form of proxy (if the Reorganization Agreement is not adopted by Mobile Gas stockholders), proposals from stockholders to be presented at the 1999 Annual Meeting must be received by the Secretary of EnergySouth or Mobile Gas, as the case may be, no later than August 24, 1998.

If Mobile Gas stockholders adopt the Merger Agreement and the Reorganization occurs, Mobile Gas will no longer be publicly held and EnergySouth will be the sole owner of Mobile Gas Common Stock after the Reorganization. In such event, there will be no regularly scheduled meetings of stockholders of Mobile Gas in 1999 or thereafter.

                       POSSIBLE ADJOURNMENT OF MEETING

In case the requisite vote to approve Proposal 1 or to elect the nominees for Directors proposed by Mobile Gas cannot be obtained at the date set for the meeting, it is the intention of Mobile Gas, if it seems advisable to do so at the time, to adjourn the meeting to permit the solicitation of additional proxies. Accordingly, the enclosed form of proxy authorizes a vote in favor of adjournment. The Annual Meeting may be adjourned from time to time without other notice than by verbal announcement at the meeting of any adjournment, and any business for which notice of the Annual Meeting is hereby given may be transacted at any such adjournment.

                               OTHER PROPOSALS

As of this date, Mobile Gas does not know of any other business to be presented at the meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented to the meeting and it is the intention of such proxy holders to take such action in connection therewith as shall be in accordance with their best judgment.
                           _______________________

Please sign, date, and return the enclosed proxy promptly in the enclosed envelope on which no postage stamp is necessary if mailed in the United States.

                                   MOBILE GAS SERVICE CORPORATION
                                        By G. EDGAR DOWNING, JR.
                                                  Secretary
Mobile, Alabama
Dated December 12, 1997

                                 APPENDIX A

                        AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of December 10, 1997, by and among MOBILE GAS SERVICE CORPORATION, an Alabama corporation ("Mobile Gas"), MBLE MERGER CO., INC. , an Alabama corporation ("Mergerco"), and ENERGYSOUTH, INC., an Alabama corporation ("EnergySouth").

      WHEREAS, Mobile Gas has authorized capital stock consisting of 8,000,000 shares of common stock, one cent ($.01) par value per share ("Mobile Gas Common Stock"), of which 3,239,104 shares are issued and outstanding; and

      WHEREAS, Mergerco has authorized capital stock consisting of 1,000 shares of common stock ("Mergerco Common Stock"), of which 100 shares are issued and outstanding and owned beneficially and of record by EnergySouth; and

      WHEREAS, EnergySouth has authorized capital stock consisting of 10,000,000 shares of common stock, one cent ($.01) par value per share ("EnergySouth Common Stock"), of which 100 shares are issued and outstanding and owned beneficially and of record by Mobile Gas, and 10,000,000 shares of Preferred Stock, no par value per share, none of which have been issued; and

      WHEREAS, the Boards of Directors of the respective parties hereto deem it advisable to merge Mergerco with and into Mobile Gas in accordance with the Alabama Business Corporation Act ("Alabama Corporation Act") and this Agreement for the purpose of establishing EnergySouth as the parent corporation of Mobile Gas.

      NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties agree that (i) Mergerco shall be merged with and into Mobile Gas (the "Merger"), (ii) Mobile Gas shall be the corporation surviving the Merger, and (iii) the terms and conditions of the Merger, the mode of carrying it into effect, the manner of converting and exchanging shares of capital stock of the parties hereto and other matters relating thereto shall be as follows:

                                  ARTICLE 1
                                 THE MERGER

      1.1 Articles of Merger. Subject to and in accordance with the provisions of this Agreement, in the event this Agreement and Plan of Merger is approved by the stockholders of Mobile Gas in accordance with the Alabama Corporation Act, Articles of Merger of Mobile Gas shall be delivered to the office of the Secretary of State of Alabama for filing, all as provided in
Section 10-2B-11.05 of the Alabama Corporation Act.

      1.2 Effective Time. The Merger shall become effective at the time of filing on the date on which the Articles of Merger are filed with the Secretary of State of Alabama as contemplated by Section 1.1 above, unless otherwise specified in such Articles of Merger (the "Effective Time"). At the Effective Time, the separate existence of Mergerco shall cease and Mergerco shall be merged with and into Mobile Gas, which shall continue its corporate existence as the surviving corporation (Mobile Gas and Mergerco being sometimes referred to herein as the "Constituent Corporations" and Mobile Gas, as the surviving corporation, being sometimes referred to herein as the "Surviving Corporation"). Mobile Gas shall succeed, without other transfer, to all the rights and property of Mergerco and shall be subject to all the debts and liabilities of Mergerco in the same manner as if Mobile Gas had itself incurred them. All rights of creditors and all liens upon the property of each of Mobile Gas and Mergerco shall be preserved unimpaired.

      1.3 Appropriate Actions. Prior to and after the Effective Time, EnergySouth, Mobile Gas and Mergerco, respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In this connection, EnergySouth shall issue and pay the shares of EnergySouth Common Stock and cash in lieu of fractional shares into which outstanding shares of Mobile Gas Common Stock will be converted on the basis and to the extent provided in Article 2 of this Agreement, and shall take such other actions as are necessary to fulfil EnergySouth's obligations hereunder including without limitation those specified in Article 6 of this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, privileges, rights, immunities and franchises of either of the Constituent Corporations, the officers and directors of each of the Constituent Corporations as of the Effective Time shall take all such further action.

                                 ARTICLE 2
                   TERMS OF CONVERSION AND EXCHANGE OF SHARES

      2.1 Mobile Gas Common Stock. (a) At the Effective Time, subject to subsection (b) below, shares of Mobile Gas Common Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted into shares of EnergySouth Common Stock, at the ratio of three shares of EnergySouth Common Stock for each two shares of Mobile Gas Common Stock, and such EnergySouth Common Stock shall thereupon be issued and fully-paid and non-assessable; provided, however, that such conversion shall not affect shares of holders, if any, who perfect their rights as dissenting stockholders under Article 13 of the Alabama Corporation Act with respect to such shares.

     (b) No scrip or certificates representing fractional shares of EnergySouth Common Stock shall be issued to any former stockholder of Mobile Gas, and, except as provided below, no such stockholder shall have any right to vote or receive any dividend or other distribution on, or any other right with respect to, any fraction of a share of EnergySouth Common Stock resulting from the conversion described in Section 2.1. In the event such conversion of shares results in the creation of fractional shares, in lieu of the issuance of fractional shares of EnergySouth Common Stock, EnergySouth shall deliver cash to the transfer agent for EnergySouth Stock (the "Transfer Agent") in an amount equal to the aggregate of all fractional shares multiplied by the Average Closing Price, and, in such event, the Transfer Agent shall divide such cash among and remit it (without interest) to the former stockholders of Mobile Gas in accordance with their respective interests. The "Average Closing Price" shall be two-thirds the average of the closing prices of Mobile Gas Common Stock on the Nasdaq National Market over the period of five (5) consecutive trading days ending on the last trading day prior to the Effective Date.

      2.2 Mergerco Shares. The shares of Mergerco Common Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted into all of the issued and outstanding shares of Common Stock of the Surviving Corporation, which shall thereupon be issued and fully-paid and non-assessable, with the effect that the number of issued and outstanding shares of Common Stock of the Surviving Corporation shall be the same as the number of issued and outstanding shares of Mergerco Common Stock immediately prior to the Effective Time.

      2.3 EnergySouth Shares. Each share of EnergySouth Common Stock issued and outstanding immediately prior to the Merger shall be canceled.

                                 ARTICLE 3
                    ARTICLES OF INCORPORATION AND BYLAWS

      3.1 Mobile Gas Restated Articles. From and after the Effective Time, and until thereafter amended as provided by law, the Restated Articles of Incorporation of Mobile Gas as in effect immediately prior to the Merger shall be and continue to be the Restated Articles of Incorporation of the Surviving Corporation.

      3.2 Mobile Gas By-Laws. From and after the Effective Time, and until thereafter amended as provided by law, the By-Laws of Mobile Gas as in effect immediately prior to the Merger shall be and continue to be the By-Laws of the Surviving Corporation.

      3.3 EnergySouth Articles and Bylaws. From and after the Effective Time, and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of EnergySouth as in effect immediately prior to the Merger shall be and continue unchanged to be the Articles of Incorporation and By-Laws of the Surviving Corporation.


                                  ARTICLE 4
                           DIRECTORS AND OFFICERS

     4.1 Mobile Gas Directors and Officers. The persons who are directors and officers of Mobile Gas immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

     4.2 EnergySouth Directors and Officers. The persons who are directors and officers of EnergySouth immediately prior to the Merger shall continue as directors and officers, respectively, of EnergySouth and shall continue to hold office as provided in the Bylaws of EnergySouth. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of EnergySouth, such vacancy shall be filled in the manner provided in the Bylaws of EnergySouth.


                                  ARTICLE 5
                             STOCK CERTIFICATES

      5.1 Rights of Holders of Certificates. Following the Effective Time, certificates representing shares of Mobile Gas Common Stock outstanding at the Effective Time (herein sometimes referred to as "Mobile Gas Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, the shares of EnergySouth Common Stock into which such shares of Mobile Gas Common Stock were converted in accordance with Section
2.1. At the Effective Time, EnergySouth shall issue and deliver, or cause to be issued and delivered, to the Transfer Agent certificates representing whole shares of EnergySouth Stock into which outstanding shares of Mobile Gas Stock have been converted as provided above. As promptly as practicable following the Effective Time, EnergySouth shall send or cause to be sent to each former stockholder of record of Mobile Gas immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering Mobile Gas Certificates to the Transfer Agent. Upon the proper surrender and delivery to the Transfer Agent (in accordance with EnergySouth's instructions, and accompanied by a properly completed Transmittal Letter) by a former stockholder of Mobile Gas of such stockholder's Mobile Gas Certificate(s), and in exchange therefor, the Transfer Agent shall as soon as practicable, (i) in the case of a stockholder whose Mobile Gas Common Stock, or a portion thereof, has been converted into EnergySouth Stock, issue, register and deliver to such stockholder a certificate evidencing the number of shares of EnergySouth Stock to which such stockholder is entitled pursuant to Section 2.1 above, and/or (ii) in the case of a stockholder whose Mobile Gas Common Stock, or a portion thereof, has been converted into the right to receive cash in lieu of a fractional share, issue and deliver to such stockholder a check in the amount of cash to which the stockholder is entitled pursuant to Section 2.2 above.

      5.2 Outstanding Certificates. Each outstanding certificate which, prior to the Effective Time, represented Mobile Gas Common Stock shall be deemed for all corporate purposes to represent only the right to receive the number of shares of EnergySouth Common Stock and/or cash in lieu of fractional shares into which such Mobile Gas Common Stock was converted.

      5.3 Stock Transfer Books. The stock transfer books for Mobile Gas Common Stock shall be deemed to be closed at the Effective Time and no transfer of shares of Mobile Gas Common Stock outstanding prior to the Effective Time shall thereafter be made on such books. As of the Effective Time, EnergySouth shall establish a stock register reflecting ownership of EnergySouth Common Stock by former holders of record of Mobile Gas Common Stock.

      5.4 Post-Merger Rights of Holders. Following the Effective Time, the holders of certificates representing Mobile Gas Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to stock of the Surviving Corporation and their sole rights shall be with respect to the EnergySouth Common Stock and/or cash in lieu of fractional shares into which their shares of Mobile Gas Common Stock shall have been converted by the Merger, subject to the rights of any dissenting stockholders who perfect dissenters' rights under Article 13 of the Alabama Corporation Act.

     5.5 Unsurrendered Certificates. Subject to Section 5.6 below, no EnergySouth Common Stock certificate or cash in lieu of a fractional share thereof shall be delivered to any former stockholder of Mobile Gas unless and until such stockholder shall have properly surrendered to the Transfer Agent the Mobile Gas Certificate(s) formerly representing his or her shares of Mobile Gas Stock, together with a properly completed Transmittal Letter in such form as shall be provided to the stockholder by EnergySouth for that purpose. Further, until such Mobile Gas Certificate(s) are so surrendered, no dividend or other distribution payable to holders of record of EnergySouth Stock as of any date subsequent to the Effective Time shall be delivered to the holder of such Mobile Gas Certificate(s). However, subject to prior escheatment under applicable law, upon the proper surrender of such Mobile Gas Certificate(s), the Transfer Agent shall pay to the registered holder of the shares of EnergySouth Stock represented by such Mobile Gas Certificate(s) the amount of any such cash, dividends or distributions which have accrued but remain unpaid with respect to such shares. Neither EnergySouth, Mobile Gas nor the Transfer Agent shall have any obligation to pay any interest on any such cash, dividends or distributions for any period prior to such payment.

     5.6 Lost, etc., Certificates. Any stockholder of Mobile Gas whose certificate evidencing shares of Mobile Gas Common Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of EnergySouth Common Stock to which he or she is entitled in accordance with and upon compliance with conditions imposed by the Transfer Agent or EnergySouth (including without limitation a requirement that the stockholder provide a lost instruments indemnity or surety bond in form, substance and amount satisfactory to the Transfer Agent and EnergySouth).

                                  ARTICLE 6
                           MOBILE GAS STOCK PLANS

     Mobile Gas and EnergySouth shall take all actions required to provide that, from and after the Effective Time, the following Mobile Gas plans shall utilize EnergySouth Common Stock instead of Mobile Gas Common Stock: (i) the Employee Savings Plans; (ii) the Mobile Gas Service Corporation 1992 Stock Option Plan; (iii) the Mobile Gas Service Corporation Incentive Compensation Plan; and (iv) the Mobile Gas Service Corporation Dividend Reinvestment and Stock Purchase Plan.


                                  ARTICLE 7
                          CONDITIONS OF THE MERGER

      Completion of the Merger is subject to the satisfaction of the following conditions:

      6.1 Stockholder Approval. The principal terms of this Agreement shall have been approved by such holders of capital stock of each of the Constituent Corporations as is required by the Alabama Corporation Act.

      6.2 EnergySouth Common Stock Listed. All conditions for the listing on the NASDAQ National Market as of the Effective Time of the EnergySouth Common Stock to be issued and to be reserved for issuance pursuant to the Merger shall have been satisfied.

      6.3 Restated Articles of EnergySouth. Restated Articles of Incorporation of EnergySouth, substantially in the form appended hereto as Exhibit A, shall have been adopted by EnergySouth and remain in effect.

      6.4 Regulatory Approvals. All necessary orders, authorization, approvals or waivers from the PSC and all other jurisdiction regulatory bodies, boards or agencies shall have been received, remain in full force and effect, and shall not include, in the sole judgment of the Board of Directors of Mobile Gas, unacceptable conditions.


                                  ARTICLE 8
                         AMENDMENT AND TERMINATION

      7.1 Amendment. The parties to this Agreement, by mutual consent of their respective boards of directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Agreement by the pre-Merger stockholders of Mobile Gas (as provided in Section 6.1 above); provided, however, that no such amendment, modification or supplement shall, if agreed to after such approval by the pre-Merger stockholders of Mobile Gas, change any of the principal terms of this Agreement in a manner which would materially and adversely affect the rights of the stockholders of Mobile Gas .

      7.2 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement may be abandoned at any time, whether before or after approval of this Agreement by the pre-Merger stockholders of Mobile Gas, by action of the board of directors of Mobile Gas if such board of directors determines for any reason that the completion of the transactions provided for herein would for any reason be inadvisable or not in the best interests of Mobile Gas or its stockholders.

                                  ARTICLE 9
                               MISCELLANEOUS

      8.1 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof.

      8.2 Alabama Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Alabama.


      IN WITNESS WHEREOF, Mobile Gas, EnergySouth and Mergerco, pursuant to approval and authorization duly given by resolutions adopted by their respective boards of directors, have each caused this Agreement to be executed by its President or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries.


                              Mobile Gas:
                              MOBILE GAS SERVICE CORPORATION,
                              an Alabama corporation

                              By:  /s/ John S. Davis

                              Its:  President and Chief Executive Officer


Attest:

By:  /s/ G. Edgar Downing, Jr.
Its:  Secretary

                              EnergySouth:
                              ENERGYSOUTH, INC.,
                              an Alabama corporation

                              By: /s/ John S. Davis

                              Its: President and Chief Executive Officer


Attest:

By:  /s/ G. Edgar Downing, Jr.
Its:  Secretary

                              Mergerco:
                              MBLE MERGER CO., INC.,
                              an Alabama corporation

                              By:  /s/ John S. Davis

                              Its: President and Chief Executive Officer

Attest:

By:  /s/ G. Edgar Downing, Jr.
Its: Secretary

                                 APPENDIX B
                   (ATTACHMENT 1 TO THE MERGER AGREEMENT)

                       ARTICLES OF RESTATEMENT
                                OF THE
                       ARTICLES OF INCORPORATION
                                  OF
                            ENERGYSOUTH, INC.


  Pursuant to the provisions of Section 10-2B-10.07 of the Code of Alabama, EnergySouth, Inc., pursuant to a resolution duly adopted by its Board of Directors, hereby restates its Articles of Incorporation, as follows:


                               ARTICLE 1

                                 NAME

  The name of the corporation is "EnergySouth, Inc." (hereinafter, the "Corporation").


                               ARTICLE 2

                       AUTHORIZED CAPITAL STOCK


  The Corporation is authorized to issue two classes of stock in the following numbers of shares:

(i) TEN MILLION (10,000,000) shares of one cent ($0.01) par value common stock (the "Common Stock") and (ii) TEN MILLION (10,000,000) shares of no par value preferred stock (the "Preferred Stock").

  The preferences, limitations and relative rights of the above two classes of stock shall be as follows:

  A.   Common Stock.

 (1) Except as may be otherwise required by law or by these Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of such stock held by such holder on all matters voted upon by the shareholders of the Corporation.

 (2) After distribution in full of the preferential amount, if any, fixed pursuant to paragraph B(2)(f) of this Article 2 to be distributed to the holders of any series of Preferred Stock, in the event of the voluntary or involuntary dissolution or liquidation of the Corporation, the holders of Common Stock (and the holders of Preferred Stock, if and to the extent provided pursuant to paragraph B(2)(f) of this Article 2) shall be entitled to receive the net assets of the Corporation of whatever kind available for distribution.


  B.   Preferred Stock.

  (1) Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine. Each such series shall be given a distinguishing designation. All shares of any one series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of such series, with those of other shares of Preferred Stock.

  (2) Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation of such series and the preferences, limitations and relative rights of the shares of such series, including the following:

(a) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

(b) The voting rights, if any, which shares of that series shall have, which may be special, conditional, limited or otherwise;

(c) The rate of dividends, if any, on the shares of that series, whether dividends shall be non-cumulative, cumulative to the extent earned, partially cumulative or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation's capital stock, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series or of any other class of Corporation stock;

(d) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable, whether they shall be redeemable at the option of the Corporation, the shareholder or another person, the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates), whether such amount shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events and whether such amount shall be paid in cash, indebtedness, securities or other property or rights, including securities of any other corporation;

(e) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms of and amounts payable into such sinking fund;

(f) The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary dissolution or liquidation of the Corporation, and the relative rights of priority, if any, of payment of shares of that series over shares of any other series or of any other class of Corporation stock in any such event;

(g) Whether the shares of that series shall be convertible into or exchangeable for cash, shares of stock of any other class or any other series, indebtedness, or other property or rights, including securities of another corporation, and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, and whether such rate shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events, the date or dates upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event or events upon or after which they shall be convertible or exchangeable, and whether they shall be convertible or exchangeable at the option of the Corporation, the shareholder or another person, and the method (if any) of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

(h) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

(i) Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this
Article 2 and to the full extent now or hereafter permitted by the laws of the State of Alabama.

  (3) Before issuing any shares of a series of Preferred Stock the Corporation shall deliver to the Secretary of State for filing articles of amendment, which (except as may be otherwise required by Alabama law) shall be effective without shareholder action, that set forth (a) the name of the Corporation, (b) the text of the amendment determining the terms of the series, (c) the date it was adopted and (d) a statement that the amendment was duly adopted by the Board of Directors.


                                 ARTICLE 3

                           NO PREEMPTIVE RIGHTS

  The shareholders of the Corporation shall not have preemptive rights.


                                 ARTICLE 4

                    INITIAL REGISTERED OFFICE AND AGENT

  The street address of the Corporation's initial registered office is 2828 Dauphin Street, Mobile, Alabama, and the name of its initial registered agent at that office is G. Edgar Downing, Jr.

                                 ARTICLE 5

                               INCORPORATOR

  The name and address of the incorporator are G. Edgar Downing, Jr., 2828 Dauphin Street, Mobile, Alabama 36606.


                                 ARTICLE 6

                                 DIRECTORS

  (a) All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, a board of directors, which shall consist of not less than nine nor more than twelve persons. The exact number of directors within the minimum and maximum limitation specified in the preceding sentence shall be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the entire board of directors. Until otherwise changed in accordance with this Article 6, the number of directors shall be eleven. At the annual meeting of shareholders of the Corporation held in 1998, the directors shall be divided and classified into three classes, as nearly equal in number as possible, with the term of office of the first class of directors to expire at the annual meeting of shareholders of the Corporation to be held in 1999, the term of office of the second class of directors to expire at the annual meeting of shareholders of the Corporation to be held in 2000, and the term of office of the third class of directors to expire at the annual meeting of shareholders of the Corporation to be held in 2001. At each annual meeting of shareholders of the Corporation following such initial classification and election, except as provided below in this Article 6 in the case of electing a successor to a director elected by the board of directors to fill a vacancy occurring in the membership of the board of directors, directors elected to succeed those directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders of the Corporation after their election.

  (b) Any vacancy occurring in the board of directors, including by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A director so elected to fill a vacancy shall be elected to serve until the next annual meeting of shareholders, at which time a director shall be elected to fill the unexpired portion of the term of office of the director whose successor was elected by the remaining directors. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

  (c) Notwithstanding the foregoing provisions of this Article 6, any director whose term of office has expired shall continue to hold office until his successor shall be elected and qualify.

  (d) Directors may be removed from office at any time, without cause, but only by the affirmative vote of at least seventy-five percent (75%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director. Directors may be removed from office at any time, with cause, in the manner provided by law.

  (e) Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation, the affirmative vote of at least seventy-five percent (75%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Articles of Incorporation inconsistent with, this Article 6.


                               ARTICLE 7

                               PURPOSES

  The purpose for which the Corporation is formed is the transaction of all lawful business for which corporations may be incorporated under the laws of the State of Alabama, including, without limitation, that of being a holding company for companies engaged in energy related businesses.

                               ARTICLE 8

               BUSINESS COMBINATIONS WITH RELATED PERSONS

Section 8.01  Definitions.

  The following definitions shall apply for purposes of this Article 8:

  (1) Affiliate. An "Affiliate" of, or Person "affiliated with," a specified Person, is a Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a specified Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and a Person who is the Beneficial Owner of shares representing ten percent (10%) or more of the votes entitled to be cast by the Corporation's voting shares shall be irrebuttably presumed to be in control of the Corporation.

  (2) Associate. The term "Associate," when used to indicate a relationship with any Person, means (a) any Person (other than the Corporation or a Subsidiary) of which such Person is an officer, director or partner or is the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such Person has a beneficial interest of ten percent (10%) or more or as to which such Person serves as a trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person.

  (3) Beneficial Owner. A Person shall be considered to be the "Beneficial Owner" of any equity securities (which equity securities are referred to herein as "Beneficially Owned"):

  (a) which such Person or any of such Person's Affiliates or Associates owns, directly or indirectly; or

  (b) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has (i) the right to acquire, whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise; or (ii) the right to vote pursuant to any agreement, arrangement, or understanding; or

  (c)  which are owned, directly or indirectly, by any other
  Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of such equity securities.

  (4)  Business Combination.  The term "Business Combination" shall mean:

  (a) a merger or consolidation of the Corporation or any Subsidiary with or into any other Person, or of such other Person with or into the Corporation or any Subsidiary; or

  (b) any sale, exchange, lease, mortgage, pledge, transfer or other disposition to any other Person, in one transaction or a series of transactions, of assets of the Corporation or any Subsidiary having an aggregate book value as of the end of the Corporation's most recently ended fiscal quarter of ten percent (10%) or more of the net assets of the Corporation;

  (c) any sale, exchange, lease, mortgage, pledge, transfer or other disposition for value by any other Person of any assets to the Corporation or any Subsidiary in exchange for Outstanding Shares or equity securities of any Subsidiary, where the result of such transaction is that such other Person is the Beneficial Owner of a majority of the Outstanding Shares; or

  (d) the liquidation or dissolution of the Corporation or any Subsidiary if such liquidation or dissolution is proposed by or on behalf of a Related Person; or

  (e) any share exchange in which shares of common stock of the Corporation or of any Subsidiary having an aggregate book value as of the end of the Corporation's most recently ended fiscal quarter of ten percent (10%) or more of the net assets of the Corporation are exchanged for shares of stock, other securities, cash or other property; or

  (f) any amendment of these Articles of Incorporation which would effect a reclassification of any securities of the Corporation (including a reverse stock split or the equivalent thereof) or any merger of the Corporation with any Subsidiary, which has the effect, directly or indirectly, of increasing the proportionate share of any class of the Outstanding Shares or any equity securities of any Subsidiary, Beneficially Owned by a Related Person.

  (5) Continuing Director. (a) The term "Continuing Director" shall mean any member of the Board of Directors who is not (i) a Related Person or an Affiliate or Associate of a Related Person or of any such Affiliate or Associate or (ii) a representative of a Related Person or of any such Affiliate or Associate, and who was a Director of the Corporation prior to the time a Related Person became such.

(b) Any successor to a Continuing Director described in (a) above shall also be deemed a Continuing Director if such successor is not an Affiliate or Associate of a Related Person and was recommended by a majority of the Continuing Directors then on the Board of Directors, provided that at the time of such recommendation, Continuing Directors comprised a majority of the Board.

(c) If there is no Related Person, all members of the Board of Directors shall be deemed to be Continuing Directors.

  (6)  Date of Determination.  The term "Date of Determination" shall mean
(a) the date on which a binding agreement (except for the fulfillment of conditions precedent, including, without limitation, votes of shareholders to approve such transaction) is entered into by the Corporation, as authorized by the Board of Directors, and another Person providing for any Business Combination, or (b) if such an agreement as referred to in item (a) above is amended so as to make it less favorable to the Corporation or its shareholders, the date on which such amendment is entered into by the Corporation, as authorized by the Board of Directors, or (c) in cases where neither items (a) nor (b) shall be applicable, the record date for the determination of shareholders of the Corporation entitled to notice of and to vote upon the transaction in question. The Board of Directors shall have the power and duty to determine pursuant to the foregoing the Date of Determination as to any transaction for purposes of this Article 8. Any such determination made by the Board of Directors in good faith shall be conclusive and binding for all purposes of this Article 8.

  (7) Fair Market Value. The term "Fair Market Value" shall mean, as of any date: (a) in the case of stock, either (i) the median of the averages of the daily high and low sale prices during the 30-day period immediately preceding such date of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed; or (ii) if such stock is not listed on any such exchange, the median of the averages of the daily closing bid and closing asked quotations on the National Association of Securities Dealers Automated Quotations System ("NASDAQ") (or any successor system then in use), or the median of the averages of the daily high and low sales prices on the NASDAQ National Market System, if applicable, for such stock during the 30-day period preceding such date, or if no such quotations are then available, the fair market value as determined in good faith by a majority of the Continuing Directors; and (b) in the case of property other than cash or stock, the fair market value of such property on such date as determined in good faith by a majority of the Continuing Directors.

  (8) Outstanding Shares. The term "Outstanding Shares" shall mean any issued shares of capital stock of the Corporation with the right generally to vote for the election of Directors, but shall not include any shares (prior to issue) which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, options or otherwise.

  (9) Person. The term "Person" shall mean any individual, partnership, corporation, group or other entity (other than the Corporation, any Subsidiary or a trustee holding stock for the benefit of employees of the Corporation or any Subsidiary, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purposes of acquiring, holding, voting or disposing of Outstanding Shares, such partnership, syndicate, association, or group shall be deemed a "Person."

  (10) Related Person. The term "Related Person" shall mean any Person which, together with the Affiliates and Associates of such Person, is the Beneficial Owner as of the Date of Determination or immediately prior to the consummation of a Business Combination, or both, of at least that number of shares of stock of the Corporation equal to ten percent (10%) of all of the Outstanding Shares, but does not include any one or a group of more than one Continuing Director. The term "Related Person" shall include the Affiliates and Associates of such Related Person.

  (11) Subsidiary. The term "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

  Section 8.02  Determination of Application of Article 8.

  The Board of Directors shall have the power and the duty to determine for the purposes of Article 8, on the basis of the information known to the Board of Directors, any fact determinable under this Article 8 and the applicability of all definitions to transactions contemplated by this Article 8, including but not limited to the following:

  (1) the number of shares of stock of the Corporation owned by a Person, and

  (2) whether a Person is an Affiliate or Associate of another, and

  (3) the fair market value, to be determined pursuant to the definition of "Fair Market Value" contained in Section 8.01(7), of consideration other than cash received or to be received for Outstanding Shares.

  Any such determination shall be conclusive and binding for all purposes of this Article 8, provided that such determination is approved by a majority of the Continuing Directors then in office.

  Section 8.03 Voting Requirements for Business Combinations with Related
Persons.

  Except as set forth in Sections 8.04 and 8.05 of this Article 8, if as of the Date of Determination with respect to any Business Combination, any Person that is a party to such Business Combination is a Related Person, the affirmative vote or consent of the holders of at least seventy-five percent (75%) of all Outstanding Shares shall be required to approve such Business Combination. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise, and shall be in addition to any shareholder vote which would be required without reference to this Article 8.

  Section 8.04  Nonapplicability of Special Voting Requirements.

  The provisions of Section 8.03 shall not apply if all of the following conditions shall have been met, provided, however, that nothing contained in this Article 8 shall be construed to relieve any Related Person from any fiduciary obligation imposed by law:

  (1) The consideration to be received by the Corporation or per share by holders of Outstanding Shares shall be in cash or in the same form as the consideration given by the Related Person in acquiring Outstanding Shares at any time during the period commencing on the date of the first acquisition by such Related Person of any Outstanding Shares and ending on and including the date upon which the Related Person became a Related Person. If the Related Person paid for Outstanding Shares with varying forms of consideration, the form of consideration to be received by the Corporation or per share by holders of Outstanding Shares shall be either cash or the form of consideration used to acquire the largest number of Outstanding Shares acquired by the Related Person during such period.

  (2) The Fair Market Value of the consideration received in such Business Combination by the Corporation (analyzed on a per share basis) or per share by holders of Outstanding Shares is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Related Person in acquiring any of its holdings of Outstanding Shares.

  (3)  The ratio of:

   (a) the Fair Market Value of the consideration to be received in such Business Combination by the Corporation (analyzed on a per share basis) or per share by holders of Outstanding Shares to

   (b) the per share market price of Outstanding Shares immediately prior to the announcement of the Business Combination,

  is at least as great as the ratio of

   (c) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) which such Related Person has paid for any of the Outstanding Shares acquired by it prior to the Date of Determination to

   (d) the per share market price of Outstanding Shares immediately prior to the initial acquisition by such Related Person of any Outstanding Shares.

  (4) The Fair Market Value of consideration to be received in such Business Combination by the Company (analyzed on a per share basis) or per share by holders of Outstanding Shares shall not be less than the sum of:

  (a) the higher of (i) the highest gross per share price paid or agreed to be paid by the Related Person to acquire any of the Outstanding Shares of the Company beneficially owned by such Related Person or (ii) the highest per share market price for such Outstanding Shares since the Related Person became a Related Person, plus

  (b) an amount equal to the highest price/earnings multiple of the Company, as customarily computed and reported in the financial community, attained by the Company during the five fiscal years immediately preceding the Date of Determination multiplied by the aggregate amount, if any, by which seven percent (7%) of such higher per share price determined under (a) above exceeds the smallest quarterly common stock dividend per share (annualized) paid in cash since the date on which such Related Person became a Related Person.

  (5) If the Related Person is a corporation, the Fair Market Value of the consideration to be received in such Business Combination by the Corporation (analyzed on a per share basis) or per share by holders of Outstanding Shares shall be not less than the primary earnings per share of Outstanding Shares during the four full consecutive fiscal quarters immediately preceding the Date of Determination for solicitation of votes on such Business Combination multiplied by the then price/earnings multiple (if any) of the voting common stock of such Related Person as customarily computed and reported in the financial community.

  (6) The Fair Market Value of the consideration to be received in such Business Combination by the Corporation (analyzed on a per share basis) or per share by holders of Outstanding Shares shall not be less than the per share book value of Outstanding Shares at the end of the most recent fiscal year preceding the Date of Determination, calculated in accordance with generally accepted accounting principles.

  (7) After such Related Person has become a Related Person and prior to the consummation of such Business Combination there shall have been (i) no reduction in the annual dividend from that most recently paid on Outstanding Shares (except as necessary to reflect any subdivision of the Outstanding Shares through stock dividend, stock split, or otherwise), except as approved by two-thirds of the Continuing Directors if such Continuing Directors comprise at least a majority of the Board of Directors at the time of such approval, and (ii) an increase in such annual dividend as necessary to reflect any reclassification (including a reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of Outstanding Shares, unless the failure so to increase such annual dividend is approved by two-thirds of the Continuing Directors and such Continuing Directors comprise at least a majority of the Board of Directors at the time of such approval.

  (8)  After such Related Person has become a Related Person, such
Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation) of any loans, advances, guarantees, pledges or other financial assistance or benefit or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

  Section 8.05  Approval by Continuing Directors.

  The provisions of Sections 8.03 shall not be applicable to any particular Business Combination or other event covered thereby, and such Business Combination or other event covered thereby shall require only such affirmative vote as is required by law or in any agreement with any national securities exchange or otherwise and by any other provision of these Articles of Incorporation, if both of the following conditions with respect to such Business Combination or other event shall have been satisfied: (1) the Business Combination or other event shall have been approved by two-thirds of the Continuing Directors; and (2) at the time of such approval, Continuing Directors comprised at least a majority of the Board of Directors.

  Section 8.06  Amendment.

  The affirmative vote of shareholders required to alter, amend or repeal all or any part of this Article 8, or to alter, amend, or repeal any other provision of the Articles of Incorporation of the Corporation in any respect which would or might have the effect, directly or indirectly, of modifying, permitting any action inconsistent with, or permitting circumvention of, this
Article 8 (including, but not limited to, any amendment of the Articles of Incorporation which would effect a reclassification of any securities of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of Outstanding Shares, or outstanding shares of any Subsidiary, Beneficially Owned by a Related Person), shall be at least seventy-five percent (75%) of all of the Outstanding Shares; provided, however, that if such proposed alteration, amendment or repeal is approved by two-thirds of the Continuing Directors and at the time of such approval Continuing Directors comprise at least a majority of the Board of Directors, then such proposed alteration, amendment or repeal shall require for approval only such affirmative vote as is required by law or in any agreement with any national securities exchange or otherwise and by any other provision of these Articles of Incorporation. The 75% affirmative vote provided for above shall be in addition to any shareholder vote which would be required without reference to this Article 8.


                                 ARTICLE 9

                     LIMITATIONS ON DIRECTOR LIABILITY

  A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except for (i) the amount of a financial benefit received by such director to which such director is not entitled: (ii) an intentional infliction of harm by such director on the Corporation or its shareholders; (iii) a violation of Section 10-2B-8.33 of the Code of Alabama of 1975 or any successor provision to such section; (iv) an intentional violation by such director of criminal law; or (v) a breach of such director's duty of loyalty to the Corporation or its shareholders. If the Alabama Business Corporation Act, or any successor statute thereto, is hereafter amended to authorize the further elimination or limitation of the liability of a director of a Corporation, then the liability of a director of the Corporation, in addition to the limitations on liability provided herein, shall be limited to the fullest extent permitted by the Alabama Business Corporation Act, as amended, or any successor statute thereto. The limitation on liability of directors of the Corporation contained herein shall apply to liabilities arising out of acts or omissions occurring subsequent to the adoption of this Article 9 and, except to the extent prohibited by law, to liabilities arising out of acts or omissions occurring prior to the adoption of this Article 9. Any repeal or modification of this Article 9 by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation of the liability of a director of the Corporation existing at the time of such repeal or modification.

                            APPENDIX C

SECTIONS 10-2B-13.01 through 10-2B-32 OF THE ALABAMA BUSINESS CORPORATION ACT


Sec. 10-2B-13.01. Definitions

    (1) "Corporate action" means the filing of articles of merger or Exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

    (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or Exchange of that issuer.

    (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

    (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

    (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (7) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (8) "Shareholder" means the record shareholder or the beneficial shareholder.

Sec. 10-2B-13.02. Right to dissent

    (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

         (2) Consummation of a plan of Exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

              (i) Alters or abolishes a preferential right of the shares;

              (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

              (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

              (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

              (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


Sec. 10-2B-13.03. Dissent by nominees and beneficial owners

    (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

    (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

         (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.


Sec. 10-2B-13.20. Notice of dissenters' rights

    (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.
    (b) If corporate action creating dissenters' rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in
Section 10-2B-13.22.


Sec. 10-2B-13.21. Notice of intent to demand payment

    (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights

     (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and

     (2) must not vote his or her shares in favor of the proposed action.

    (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.


Sec. 10-2B-13.22. Dissenters' notice

    (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

    (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

         (1) State where the payment demand must be sent;

         (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

         (5) Be accompanied by a copy of this article.


Sec. 10-2B-13.23. Duty to demand payment

    (a) A shareholder sent a dissenters' notice described in Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters' notice.

    (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

    (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

    (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.


Sec. 10-2B-13.24. Share restrictions

    (a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

    (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

    (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

    (d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.


Sec. 10-2B-13.25. Offer of payment

    (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (b) The offer of payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3) An explanation of how the interest was calculated;

         (4) A statement of the dissenter's right to demand payment under
Section 10-2B-13.28;  and

         (5) A copy of this article.

    (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.


Sec. 10-2B-13.26. Failure to take corporate action

    (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

    (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-13.22 and repeat the payment demand procedure.


Sec. 10-2B-13.27. Reserved


Sec. 10-2B-13.28. Procedure if shareholder dissatisfied with offer of payment

    (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

         (1) The dissenter believes that the amount offered under Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

    (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.


Sec. 10-2B-13.30. Court action

    (a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

    (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

    (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection
(d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

    (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.


Sec. 10-2B-13.31. Court costs and counsel fees

    (a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

    (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.


Sec. 10-2B-13.32. Status of shares after payment

    Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or Exchange, they may be held and disposed of as the plan of merger or Exchange may otherwise provide.

                            PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Bylaws provide for indemnification to the full extent permitted by the laws of the State of Alabama against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of the Registrant or any other corporation, partnership, joint venture, trust or other enterprise which has served in such capacity at the request of the Registrant if such acts or omissions occurred or were or are alleged to have occurred, while said party was a director or officer of the Registrant. The Registrant has also entered into agreements with its directors and certain officers which provide for such indemnification and advancement of expenses in such circumstances. Generally, under Alabama law, indemnification will only be available where an officer or director can establish that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant.

     The Registrant maintains a director's and officer's liability insurance policy which indemnifies directors and officers for certain losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances where the Registrant does not provide indemnification.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit
Number      Description of Exhibit
-------     ----------------------

2.1*        Agreement and Plan of Merger.
3.1**       Articles of Restatement of
            Articles of Incorporation
              of EnergySouth, Inc.
3.2***      Bylaws of EnergySouth, Inc.
4.1***      Form of Common Stock Certificate.
5.1***      Opinion of Armbrecht, Jackson, DeMouy, Crowe,
              Holmes & Reeves, L.L.C. with respect to the
              EnergySouth, Inc. Common Stock.
8.1***      Opinion of Armbrecht, Jackson, DeMouy, Crowe,
              Holmes & Reeves, L.L.C. with respect to certain
              tax matters.
23.1***     Consent of Deloitte & Touche LLP.
23.2***     Consent of Armbrecht, Jackson, DeMouy, Crowe,
              Holmes & Reeves, L.L.C. (included in Exhibits 5.1 and 8).
24.1***     Power of Attorney (included on signature page).
99.1***     Form of Director's Consent
99.2***     Form of Proxy
93.3***     Form of Followup Letter

---------------
*   Attached as Appendix A to the Proxy Statement/Prospectus.
**  Attached as Appendix B to the Proxy Statement/Prospectus.
*** Filed herewith.

ITEM 22.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on December 10, 1997.

                                  EnergySouth, Inc.


                                  By:/s/John S. Davis
                                     -------------------------
                                     John S. Davis
                                     President and Chief
                                     Executive Officer

                       POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Davis, Charles P. Huffman and G. Edgar Downing, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

     Signature              Title               Date
     ---------              -----               ----

/s/ John S. Davis           President, Chief    December 10, 1997
-------------------------   Executive Officer,
John S. Davis               Director

/s/ William J. Hearin       Chairman, Director  December 10, 1997
-------------------------
William J. Hearin

/s/ Walter L. Hovell        Director            December 10, 1997
-------------------------
Walter L. Hovell

/s/ Charles P. Huffman      Chief Financial     December 10, 1997
-------------------------   Officer and
Charles P. Huffman          Treasurer(Principal
                            Financial and
                            Accounting Officer)

/s/ Joseph G. Hollis, Jr.   Director            December 10, 1997
-------------------------
Joseph G. Hollis, Jr.

/s/ John C. Hope            Director            December 10, 1997
-------------------------
John C. Hope

/s/ Gaylord C. Lyon         Director            December 10, 1997
-------------------------
Gaylord C. Lyon

/s/ G. Montgomery Mitchell  Director            December 10, 1997
-------------------------
G. Montgomery Mitchell

/s/ S. Felton Mitchell, Jr. Director            December 10, 1997
-------------------------
S. Felton Mitchell, Jr.

/s/ F.B. Muhlfeld           Director            December 10, 1997
-------------------------
F.B. Muhlfeld

/s/ E.B. Peebles, Jr.       Director            December 10, 1997
-------------------------
E.B. Peebles, Jr.

/s/ Thomas B. Van Antwerp   Director            December 10, 1997
-------------------------
Thomas B. Van Antwerp

                            EXHIBIT INDEX

                                                       Sequential
Exhibit                                                   Page
Number    Description of Exhibit                         Number
-------   ----------------------                       ----------

2.1*      Agreement and Plan of Merger.
3.1**     Restated Articles of Incorporation
            of EnergySouth, Inc.
3.2***    Bylaws of EnergySouth, Inc.
4.1***    Form of Common Stock Certificate.
5.1***    Opinion of Armbrecht, Jackson, DeMouy, Crowe,
            Holmes & Reeves, L.L.C. with respect to the
            EnergySouth, Inc. Common Stock.
8.1***    Opinion of Armbrecht, Jackson, DeMouy, Crowe,
            Holmes & Reeves, L.L.C. with respect to certain
            tax matters.
23.1***   Consent of Deloitte & Touche LLP.
23.2***   Consent of Armbrecht, Jackson, DeMouy, Crowe,
            Holmes & Reeves, L.L.C. (included in Exhibits 5.1 and 8).
24.1***   Power of Attorney (included on signature page).
99.1***   Form of Director's Consent
99.2***   Form of Proxy
93.3***   Form of Followup Letter

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*   Attached as Appendix A to the Proxy Statement/Prospectus.
**  Attached as Appendix B to the Proxy Statement/Prospectus.
*** Filed herewith.